UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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EMERSON ELECTRIC CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

St. Louis, Missouri
December 9, 2011
TO THE STOCKHOLDERS OF
  EMERSON ELECTRIC CO.:

The Annual Meeting of the Stockholders of Emerson Electric Co. will be held at the office of the Company, 8000 West Florissant Avenue, St. Louis, Missouri 63136 on Tuesday, February 7, 2012, commencing at 10:00 a.m. Central Standard Time, at which meeting only holders of the common stock of record at the close of business on November 29, 2011 will be entitled to vote, for the following purposes:

1.	To elect as directors the six Directors named in the attached proxy statement;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm;

4.	To vote upon the stockholder proposals described in the accompanying proxy statement if properly presented at the meeting; and

5.	To transact such other and further business, if any, as lawfully may be brought before the meeting.

EMERSON ELECTRIC CO.

By
Chairman of the Board and
Chief Executive Officer

Secretary

Even though you may plan to attend the meeting in person, please vote by telephone or the Internet, or execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and Internet voting information is provided on your proxy card. Should you attend the meeting in person, you may revoke your proxy and vote in person.

IMPORTANT
Please note that a ticket is required for admission to the meeting. If you plan to attend in person and are a stockholder of record, please check the box on your proxy card and bring the tear-off admission ticket with you to the meeting. If your shares are held by someone else (such as a broker) please bring with you a letter from that firm or an account statement showing you were a beneficial holder on November 29, 2011.

EMERSON ELECTRIC CO.
8000 WEST FLORISSANT AVENUE, ST. LOUIS, MISSOURI 63136
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 7, 2012

This proxy statement is furnished to the stockholders of Emerson Electric Co. in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. Central Standard Time on February 7, 2012 at the office of the Company, 8000 West Florissant Avenue, St. Louis, Missouri 63136 and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about December 9, 2011. A copy of the Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2011 accompanies this proxy statement.

If you plan to attend and have a disability which requires accommodation at the meeting, please call 314-553-2197. Requests must be received by January 17, 2012. If you have questions regarding admission or directions to the Annual Meeting of Stockholders, please call 314-553-2197.

Stockholders can simplify their voting and save Emerson expense by voting by telephone or by Internet. If you vote by telephone or Internet, you need not mail back your proxy card. Telephone and Internet voting information is provided on your proxy card. A Control Number, located on the proxy card, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm’s voting processes. If you choose not to vote by telephone or Internet, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted FOR the nominees for Director in Proposal 1, FOR the approval of the Company’s executive compensation in Proposal 2, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm in Proposal 3, and AGAINST the stockholder proposals in Proposals 4 and 5. Otherwise, signed proxy cards without specified choices will be voted in the discretion of the proxies. The Company knows of no reason why any of the nominees for Director named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a Director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.

You may revoke your proxy at any time before it is voted (in the case of proxy cards) by giving notice to the Secretary of the Company or by executing and mailing a later-dated proxy. To revoke a proxy given, or change your vote cast, by telephone or Internet, you must do so by telephone or Internet, respectively (following the directions on your proxy card), by 11:59 p.m. Eastern Standard Time on February 6, 2012.

The close of business on November 29, 2011 was fixed by the Board of Directors as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 735,275,605 shares of our common stock, par value $0.50 per share. The holders of the common stock will be entitled on each matter to one vote for each share of common stock held of record on the record date. There is no cumulative voting with respect to the election of Directors.

This proxy is solicited by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Morrow & Co., LLC to assist in the solicitation of proxies at an estimated cost of $12,500 plus expenses. In addition, solicitation of proxies may be made by additional mailings, electronic mail, telephone or in person by Directors, officers or regular employees of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on February 7, 2012. This proxy statement, form of proxy and our Annual Report to Stockholders are available at www.proxyvote.com. You will need to input the Control Number, located on the proxy card, when accessing these documents.

I. ELECTION OF DIRECTORS

Nominees and Continuing Directors

The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Six Directors of the Company are to be elected for terms ending at the Annual Meetings specified below, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as Directors proposed by the Company, as well as the other Directors whose terms of office as Directors will continue after the Annual Meeting, is set forth below, including directorships held by each nominee at other public companies in the last five years and additional information regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a Director. All of the nominees meet the Board membership criteria described on page 11 under “Nomination Process.” The Board of Directors unanimously recommends a vote “FOR” each nominee indicated below.

Served as
Name, Age, Principal Occupation	Director
or Position, Other Directorships	Since

NOMINEES FOR TERMS ENDING IN 2015

C. Fernandez G., 45	2001
Chairman and Chief Executive Officer of Grupo Modelo, S.A.B. de C.V., a brewery holding company

He is also a Director of Grupo Televisa, S.A.B. and a former Director of Anheuser-Busch Companies, Inc.

Mr. Fernandez’s qualifications to serve on the Board also include his international, operating and marketing experience as former Chief Operating Officer of Grupo Modelo.

A. F. Golden, 65	2000
Partner of Davis Polk & Wardwell, lawyers

Mr. Golden’s qualifications to serve on the Board include his leadership, international and industry experience in heading Davis Polk teams in private and governmental litigation; in representing large multinational companies in corporate governance matters and acquisition-related transactions; counseling multinational companies on antitrust matters; and as a former member of his firm’s Management Committee.

W. R. Johnson, 62	2008
Chairman, President and Chief Executive Officer of H. J. Heinz Company, a global packaged food manufacturer

He is also a Director of United Parcel Service, Inc.

Mr. Johnson’s qualifications to serve on the Board also include his leadership, international, operating and marketing experience as former Senior Vice President of H. J. Heinz responsible for Heinz operations in the Asia-Pacific area; former Chief Operating Officer of H. J. Heinz; and former Vice President of Marketing for Heinz ketchup, foodservice and sauces.

J. B. Menzer, 60	2002
Chief Executive Officer of Michaels Stores, Inc., retailer

He is also a former Director of Wal-Mart de Mexico and The Seiyu, Ltd.

Mr. Menzer’s qualifications to serve on the Board also include his leadership, international and financial experience as retired Vice Chairman and Chief Administrative Officer of Wal-Mart Stores, Inc.; former President and CEO of Wal-Mart International, with operating responsibilities for all Wal-Mart international operations; former Chief Financial Officer of Wal-Mart Stores, Inc.; former President of Ben Franklin Retail Stores, Inc.; and Certified Public Accountant.

Served as
Name, Age, Principal Occupation	Director
or Position, Other Directorships	Since

NOMINEES FOR TERMS ENDING IN 2013(1)

A. A. Busch III, 74	1985
Retired Chairman of the Board of Anheuser-Busch Companies, Inc., brewery, container manufacturer and theme park operator

He is also a former Director of AT&T Inc.

Mr. Busch’s qualifications to serve on the Board also include his leadership and international experience as former Chief Executive Officer and President of Anheuser-Busch Companies and broad experience as a director of large public companies.

R. L. Ridgway, 76	1995
Chairman of CNA (formerly the Center for Naval Analyses), a non-profit research organization

She is the Chairman Emeritus of the Baltic-American Enterprise Fund and a former Director of The Boeing Company, Manpower, Inc., 3M Company, Sara Lee Corporation and three funds of the American Funds complex of mutual funds.

Ms. Ridgway’s qualifications to serve on the Board also include her leadership, government and international experience as former Assistant Secretary of State for Europe and Canada; former Ambassador to the German Democratic Republic and to Finland; former Chief Executive Officer of The Atlantic Council of the United States; and broad experience as a director, as committee chair and as an audit, compensation and corporate governance committee member for large public companies and non-profit entities.

TO CONTINUE IN OFFICE UNTIL 2014

D. N. Farr, 56	2000
Chairman of the Board and Chief Executive Officer of Emerson

He has also been elected as a Director of International Business Machines Corporation, effective January 1, 2012, and is a former Director of Delphi Corp.

Mr. Farr’s qualifications to serve on the Board also include his leadership, international and planning experience as former Chief Operating Officer of Emerson; former Executive Vice President and Business Leader, Emerson Process Management; former CEO of Astec International, a Hong Kong based Emerson subsidiary; former President, Ridge Tool Company subsidiary of Emerson; and former Vice President, Emerson Corporate Planning and Development.

H. Green, 50	2008
President, Chief Executive Officer and a Director of Premier Farnell plc, a global distribution company

She is also a Non-Executive Director of BAE Systems PLC.

Ms. Green’s qualifications to serve on the Board include her strategic leadership and profitable transformation of Premier Farnell plc, a leading high service technology distributor where she is currently Chief Executive Officer. This experience is further complemented by her Non-Executive Directorship of BAE Systems plc and the global leadership experience gained on four continents for Arrow Electronics where she formerly held a number of executive positions, including President of Asia-Pacific, Head of Worldwide Marketing and Head of Global Strategy. She is also a former Managing Director of The Macro Group, a United Kingdom semiconductor distributor.

Served as
Name, Age, Principal Occupation	Director
or Position, Other Directorships	Since

C. A. Peters, 56	2000
Senior Executive Vice President of Emerson

Mr. Peters’ qualifications to serve on the Board also include his leadership, technology and planning experience as former Senior Vice President-Growth Programs of Emerson; former Vice President-Development and Technology of Emerson; former Vice President-Strategic Planning of Emerson; former President, Harris Calorific business unit of Emerson; and former Director of Strategic Planning of Emerson’s Skil Corporation subsidiary.

J. W. Prueher, 69	2001
Admiral, U.S. Navy (Retired), and Former U.S. Ambassador to The People’s Republic of China

He is also a Director of The New York Life Insurance Company, Amerigroup Corporation and Fluor Corporation. He is a former Director of Bank of America Corporation, Merrill Lynch & Co., Inc. and Dyncorp International, Inc.

Admiral Prueher’s qualifications to serve on the Board also include extensive experience with strategic planning and leading large, complex organizations, his knowledge of and experience with the People’s Republic of China, and his leadership, government and international experience as former Commander-in-Chief of the U.S. Pacific Command; former Commandant of the U.S. Naval Academy; and former consulting professor and senior adviser for the Stanford Harvard Preventive Defense Project.

TO CONTINUE IN OFFICE UNTIL 2013

C. A. H. Boersig, 63	2009
Chairman of the Supervisory Board of Deutsche Bank AG, a global investment bank

He is also a Member of the Supervisory Board of Daimler AG, Linde AG, and Bayer AG, and a former Member of the Supervisory Boards of Lufthansa AG and Heidelberger Druckmaschinen AG.

Mr. Boersig’s qualifications to serve on the Board include his service as Chairman of the Supervisory Board of Deutsche Bank AG and his leadership, financial and international experience as a member of the Supervisory Boards and various Board committees of Bayer AG, Daimler AG and Linde AG; former member of the Management Boards of Deutsche Bank and RWE AG; former Chief Financial Officer and Chief Risk Officer of Deutsche Bank; and former Chief Financial Officer of RWE.

W. J. Galvin, 65	2000
Vice Chairman of Emerson

He is also a Director of Ameren Corporation.

Mr. Galvin’s qualifications to serve on the Board also include his leadership and financial experience as former Senior Executive Vice President and Chief Financial Officer of Emerson; former Senior Vice President, Controller and Principal Financial Officer of Emerson; former Executive Vice President-Finance and Administration, U.S. Electrical Motors business unit of Emerson; and former Lieutenant (Operations Officer), U.S. Navy.

R. L. Stephenson, 51	2006
Chairman, Chief Executive Officer and President of AT&T Inc., telecommunications provider

He is also a former Director of Cingular Wireless.

Mr. Stephenson’s qualifications to serve on the Board also include his leadership, technology, operating and financial experience as former Chief Operating Officer and Chief Financial Officer of AT&T Inc.; and former Chief Operating Officer of SBC Communications Inc.

(1)	Pursuant to the Company’s Bylaws, a person may not stand for election or re-election as a Director after attaining the age of 72, provided that the Bylaws permit Mr. Busch and Ms. Ridgway to serve as a member of the Board for an additional one-year term ending at the Company’s Annual Meeting on February 5, 2013.

Each of the nominees and continuing Directors has had the same position or other executive positions with the same employer during the past five years, except as follows:

•	Mr. Farr served as President of Emerson from 2005 to 2010.

•	Mr. Galvin was appointed Vice Chairman of the Company in October 2009. He previously served as Senior Executive Vice President from October 2004 to October 2009. He was Chief Financial Officer of the Company from 1993 until February 2010.

•	Mr. Menzer served as Vice Chairman of Wal-Mart Stores, Inc., a retailer, from September 2005 until his retirement in March 2008, and as Chief Administrative Officer of Wal-Mart Stores, Inc. from March 2007 until his retirement in March 2008. Mr. Menzer became Chief Executive Officer of Michaels Stores, Inc. in April 2009.

•	Prior to becoming Chairman, Chief Executive Officer and President of AT&T Inc. in June 2007, Mr. Stephenson served as Chief Operating Officer of AT&T Inc. from November 2005 to June 2007.

Stock Ownership of Directors, Executive Officers and 5% Beneficial Owners

The following table shows the number of shares of the Company’s common stock that are beneficially owned by the Directors, by each of the named executive officers in the Summary Compensation Table, and by all Directors and executive officers as a group as of September 30, 2011. No person reflected in the table owns more than 0.5% of the outstanding shares of Emerson common stock. To the Company’s knowledge, no person or group beneficially owns more than 5% of the Company’s common stock.

	Total Shares of
	Emerson Common
	Stock Beneficially
Name	Owned (1)(2)

C. W. Ashmore(3)	282,343
C. A. H. Boersig	7,968
A. A. Busch III(4)	233,878
F. J. Dellaquila(5)	248,492
D. N. Farr(6)	2,374,759
C. Fernandez G.	65,018
W. J. Galvin(7)	1,105,040
A. F. Golden	37,615
H. Green	9,015
W. R. Johnson	11,438
J. B. Menzer	23,750
E. L. Monser	572,125
C. A. Peters(8)	855,731
J. W. Prueher	24,464
R. L. Ridgway	33,238
F. L. Steeves(9)	239,573
R. L. Stephenson	14,863
All Directors and Executive Officers as a group (18 persons)	6,225,354	(10)(11)

(1)	Under rules of the Securities and Exchange Commission (“SEC”), persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes below and except for the following shares of restricted stock over which the person named has no investment power: Mr. Farr-470,000; Mr. Ashmore, Executive Vice President-Planning and Development-50,000; Mr. Dellaquila, Senior Vice President and Chief Financial Officer-30,000; Mr. Galvin-240,000; Mr. Monser, President and Chief Operating Officer-60,000; Mr. Peters-60,000; Mr. Steeves, Executive Vice President, Secretary and General Counsel-20,000; Mr. Boersig-3,450; Mr. Busch-31,018; Mr. Fernandez-23,118; Mr. Golden-23,506; Ms. Green-4,497; Mr. Johnson-9,323; Mr. Menzer-19,750; Adm. Prueher-22,318; Ms. Ridgway-1,957; Mr. Stephenson-13,616; and all Directors and executive officers as a group-1,102,553 shares. Also includes 4,518 restricted stock units held by each of Mr. Boersig and Ms. Green, over which they have no voting or investment power.

(2)	As required by SEC rules, includes the following shares which such persons have, or will have within 60 days after September 30, 2011, the right to acquire upon the exercise of employee stock options: Mr. Farr-707,621; Mr. Ashmore-149,999; Mr. Dellaquila-70,000; Mr. Galvin-429,992, including 182,180 held by The Galvin Family Trust (see footnote (7)); Mr. Monser-336,666; Mr. Peters-193,333; and Mr. Steeves-158,333. Also includes 4,518 restricted stock units held by each of Mr. Boersig and Ms. Green.

(3)	Includes 98 shares held in the Emerson Directors’ and Officers’ Charitable Trust over which Mr. Ashmore exercises investment power but has no financial interest.

(4)	Includes 1,200 shares held by Mr. Busch as co-trustee of two trusts, as to which Mr. Busch shares voting and investment power and disclaims beneficial ownership.

(5)	Includes 16,637 shares held by the spouse and/or the child of Mr. Dellaquila.

(6)	Includes 143,214 shares held by the spouse and/or children of Mr. Farr. Includes 7,401 shares held in the Emerson Directors’ and Officers’ Charitable Trust over which Mr. Farr exercises investment power but has no financial interest.

(7)	Includes 25,656 shares held by or in trust for the spouse and/or children of Mr. Galvin, of which Mr. Galvin disclaims beneficial ownership as to 6,452 shares. Includes 154,000 shares held by JGM Investors, LP, a limited partnership of which The Galvin Family Trust and Mr. Galvin’s spouse are the general partners. The Galvin Family Trust is the controlling general partner of JGM Investors, LP. Mr. Galvin’s children are the trustees of The Galvin Family Trust and Mr. Galvin’s spouse and children are the beneficiaries. The Galvin Family Trust has a 99.9% limited partnership interest in JGM Investors, LP. Also includes 35,000 shares held by The Galvin Family Trust. Mr. Galvin disclaims beneficial ownership in the shares held by JGM Investors, LP and The Galvin Family Trust that are beneficially owned by his children.

(8)	Includes 446,150 shares pledged as security to a commercial bank.

(9)	Includes 800 shares held in the Emerson Directors’ and Officers’ Charitable Trust over which Mr. Steeves exercises investment power but has no financial interest.

(10)	Includes 2,074,610 shares of common stock which executive officers have, or will have within 60 days after September 30, 2011, the right to acquire upon exercise of employee stock options. Also includes 4,518 restricted stock units held by each of Mr. Boersig and Ms. Green. Shares owned as a group represent 0.80% of the outstanding common stock of the Company.

(11)	Includes 86,044 shares beneficially owned by one other executive officer of the Company, of which 20,000 shares are shares of common stock over which the other executive officer has no investment power and 28,666 are shares of common stock over which the other executive officer has, or will have within 60 days after September 30, 2011, the right to acquire upon exercise of employee stock options.

Corporate Governance

The Company’s Corporate Governance Principles and Practices and the charters of all Board committees are available on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance. The foregoing documents are available in print to stockholders upon written request delivered to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Secretary.

There were nine meetings of the Board of Directors during fiscal 2011. All of the Directors attended at least 75% of the meetings of the Board and committees on which they served. Directors are strongly encouraged to attend the Annual Meeting of Stockholders unless extenuating circumstances prevent them from attending, although the Company has no formal, written policy requiring such attendance. In 2011, all of the Directors attended the Annual Meeting of Stockholders.

The Board of Directors has appointed a Discussion Leader who chairs regularly scheduled meetings of non-management Directors, as provided in the Company’s Corporate Governance Principles and Practices. The Discussion Leader position rotates annually among the Chairs of each of the independent Board committees.

Stockholders and other interested persons may contact the Discussion Leader in writing c/o Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Secretary. All such letters will be forwarded promptly to the Discussion Leader.

Stockholders may communicate with any of our Directors by sending a letter to the Director, c/o Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Secretary. All such letters will be forwarded promptly to the relevant Director.

Board Leadership Structure and Role in Risk Oversight

The Board believes that it should have the flexibility to make the determination of whether the same person should serve as both the Chief Executive Officer and Chairman of the Board at any given point in time, or if the roles should be separate. The Company has in the past combined the functions of Chairman of the Board with those of the Chief Executive Officer and has also separated those positions. The Board bases this determination on the way that it believes is best to provide appropriate leadership for the Company at the time. The Board believes that its current leadership structure, with Mr. Farr serving as both Chief Executive Officer and as Chairman of the Board, as well as Chair of our Executive Committee, is appropriate given Mr. Farr’s past success and extensive experience serving in these roles, the efficiencies of having the Chief Executive Officer also serve in the role of Chairman, the Company’s strong corporate governance structure and the Company’s financial success under Mr. Farr’s leadership. As a result, our Bylaws currently require that our Chairman shall also be our Chief Executive Officer. The Board has not found it necessary to designate a “Lead Director” from among the non-management Directors. However, as discussed above, the Board does have an annual rotation of independent Directors who serve as Discussion Leaders to preside at meetings of non-management Directors. The Chairman and Chief Executive Officer consults periodically with the Discussion Leader and the Chairs of our other Board committees, all of whom are independent, on Board matters and on issues facing the Company. In addition, the Discussion Leader presides at an executive session of non-management directors at each regularly scheduled Board meeting.

The Board as a whole has responsibility for the oversight of the Company’s risk management process. This process is designed to provide to the Board timely visibility about the identification, assessment and management of critical risks. The Audit Committee assists the Board by annually reviewing and discussing with management this process and its functionality. The areas of critical risk include strategic, operational, compliance, environmental and financial risks. The full Board, or the appropriate committee, receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management process. Information brought to the attention of the committees can then be shared with the full Board, as appropriate.

Director Independence

The Board of Directors has determined that the following of its members are independent, as that term is defined under the general independence standards in the listing standards of the New York Stock Exchange: C. A. H. Boersig, A. A. Busch III, C. Fernandez G., A. F. Golden, H. Green, W. R. Johnson, J. B. Menzer, J. W. Prueher, R. L. Ridgway and R. L. Stephenson. R. B. Horton and V. R. Loucks, Jr. retired from the Board of Directors at the 2011 Annual Meeting. During their terms on the Board each was determined to be an independent director. All Directors identified as independent in this proxy statement meet the categorical standards adopted by the Board to assist it in making determinations of Director independence. A copy of these standards appears under the caption “Emerson Director

Independence Standards” in Appendix A attached to this proxy statement and is available on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance.

In the course of the Board’s determination regarding independence of each non-management Director, it considered any transactions, relationships and arrangements as required by the Company’s independence standards. In particular, with respect to each of the three most recently completed fiscal years, the Board considered for:

•	Each of Messrs. Fernandez, Johnson and Stephenson and Ms. Green, the annual amount of sales to Emerson by the company which the Director serves as an executive officer, and purchases by that company from Emerson, and determined that the amounts of such sales and purchases were consistent with the Emerson Director Independence Standards.

•	Mr. Boersig, the amount of compensation earned by the bank of which he is a director from business with Emerson, and determined that the total amount of such compensation was consistent with the Emerson Director Independence Standards.

•	Mr. Stephenson, the immediate family member who was employed by our independent registered public accounting firm was not a partner of such firm and did not participate in the audit of Emerson or provide any other services to Emerson.

•	Each of Messrs. Busch and Prueher, the annual amount of sales to Emerson by the company which one of his immediate family members serves or served as an executive officer, and purchases by that company from Emerson, and determined that the amounts of such sales and purchases were consistent with the Emerson Director Independence Standards.

•	Mr. Golden, the annual amount paid by Emerson to the law firm of which he is a partner, and determined that the total amount of such payments was consistent with the Emerson Director Independence Standards.

•	Each of Messrs. Boersig, Busch, Fernandez, Golden and Stephenson and Ms. Green and Ms. Ridgway, the annual amount of contributions by Emerson, if any, to charitable organizations for whom the Director served as a director, officer or trustee, and determined that such contributions, if any, were consistent with the Emerson Director Independence Standards.

Review, Approval or Ratification of Transactions with Related Persons

We review all transactions and relationships in which the Company and any of our Directors, nominees for Director or executive officers, or any of their immediate family members, are participants, so as to determine whether any of these individuals have a direct or indirect material interest in any such transaction. We have developed and implemented processes and controls to obtain information from the Directors and executive officers about related person transactions, and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. Transactions that are determined to be directly or indirectly material to a related person are disclosed as required.

Pursuant to these processes, all Directors and executive officers annually complete, sign and submit a Director and Executive Officer Questionnaire and a Conflict of Interest Questionnaire that are designed to identify related person transactions and both actual and potential conflicts of interest. We also make appropriate inquiries as to the nature and extent of business that the Company conducts with other companies for whom any of our Directors or executive officers also serve as directors or executive officers. Under the Company’s Code of Business Ethics, if an actual or potential conflict of interest affects an executive officer, he or she is to immediately disclose all the relevant facts and circumstances to the Company’s Ethics Committee. If the Ethics Committee determines that there is a conflict, it will refer the matter to the Board of Directors, which will review the matter to make a final determination as to whether a conflict exists, and, if so, how the conflict should be resolved. If an actual or potential conflict of interest affects a Director, he or she is to immediately disclose all the relevant facts and circumstances to the Board of Directors, which likewise will review the matter to make a final determination as to whether a conflict exists, and, if so, how it should be resolved.

The Company has a written Code of Business Ethics applicable to all Directors and executive officers of the Company that prohibits Directors and executive officers from entering into transactions, or having any relationships, that would result in a conflict of interest with the interests of the Company. Waivers of the Code of Business Ethics for Directors and

executive officers may only be granted by the Board of Directors. The Code of Business Ethics can be found on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance.

Certain Business Relationships and Related Party Transactions

Based on the review described above, there were no transactions from October 1, 2010 through the date of this proxy statement, and there are no currently proposed transactions, in which the Company was or is to be a participant, in which the amount involved exceeded $120,000 and in which any of the Company’s Directors or executive officers or any of their immediate family members, or any beneficial holder of more than 5% of our common stock, either had or will have a direct or indirect material interest.

Board of Directors and Committees

The members of the Board are elected to various committees. The standing committees of the Board (and the respective Chairs) are: Executive Committee (Farr), Audit Committee (Busch), Compensation Committee (Stephenson), Corporate Governance and Nominating Committee (Ridgway) and Finance Committee (Boersig).

Audit Committee

The Audit Committee met four times in fiscal 2011. The members of the Audit Committee are A. A. Busch III, Chair, H. Green, J. B. Menzer and R. L. Ridgway, all of whom are independent. The functions of the Audit Committee are described under “Report of the Audit Committee” at page 15 below. The Board has determined that all of the Audit Committee members are independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 (the “Exchange Act”) and rules thereunder, as incorporated into the listing standards of the New York Stock Exchange. The Board has also determined that J. B. Menzer and H. Green are Audit Committee Financial Experts as that term is defined in the rules issued pursuant to the Sarbanes-Oxley Act of 2002. See the “Report of the Audit Committee” at page 15 below.

Compensation Committee

The Compensation Committee met five times in fiscal 2011. The Compensation Committee Charter requires that the Committee be comprised of at least three Directors. The current Compensation Committee members are R. L. Stephenson, Chair, C. A. H. Boersig, W. R. Johnson, and J. W. Prueher. The Board has determined that, as required by the Committee Charter, each of the members of the Compensation Committee meets applicable independence requirements, including those of the New York Stock Exchange, and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code and as a “non-employee director” under Rule 16b-3 of the Exchange Act.

The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executives and produces the Committee’s report on executive compensation included in the Company’s annual proxy statement. Among other things, the Committee (1) approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates CEO performance and reviews and sets his compensation; (2) approves elements of compensation and oversees the evaluation process for all officers; (3) oversees the Company’s equity incentive plans and the adoption, amendment or termination of benefit plans; and (4) monitors and keeps current the Senior Management Succession Plan.

The Compensation Committee operates under a written charter that details the scope of authority, composition and procedures of the Committee. The Committee may, when appropriate in its discretion, delegate authority with respect to specific matters to one or more members, provided that all decisions of any such members are presented to the full Committee at its next scheduled meeting. For a discussion of delegations of authority the Committee has made to the Chief Executive Officer, see “Equity Compensation Grant Practices” at page 30 below. The Committee reports to the Board of Directors regularly, reviews and reassesses the adequacy of its Charter at least annually and conducts an annual evaluation of its performance.

For fiscal 2011, the Compensation Committee reviewed management’s process for assessing risk in the Company’s compensation programs for its employees, including an assessment by a third party in 2010 of the Company’s executive compensation program and practices. The Committee also reviewed management’s longstanding internal process and controls for compensation programs for employees who do not participate in the executive compensation program. The

Committee accepted the result of these reviews that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business. Please see “Alignment with Stockholder Interests” on page 28 for additional information.

Role of Executive Officers and the Compensation Consultant

Executive Officers

As described in “Compensation Discussion and Analysis — Setting Total Compensation” on page 21, our Chief Executive Officer reviews recommendations of management and makes recommendations to the Committee regarding total compensation to be paid to the Company’s executive officers other than himself. Management also develops and presents to the Committee recommendations for the design of compensation programs.

The Committee has unrestricted access to management. It may also request the participation of management or the Committee’s independent consultant at any meeting or executive session. Committee meetings are regularly attended by the Chief Executive Officer, except for executive sessions and discussions of his own compensation, by the Vice President-Executive Compensation, who leads some of the discussions regarding the Company’s compensation programs, and the Committee’s independent consultant. The Committee regularly reports to the Board on compensation matters and annually reviews the Chief Executive Officer’s compensation with the Board in executive session of non-management Directors only.

Compensation Consultant

The Committee has sole discretion, at Company expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate. Any Committee member may request the participation of independent advisors at any meeting. Management engages Frederic W. Cook & Co., Inc. to assist the Company in its executive compensation program design and competitive pay analysis. The Committee reviews this information in determining compensation for its named executive officers. In fiscal 2011, the Committee engaged Exequity LLP (“Exequity”) as its independent consultant. Exequity reports directly to the Committee and performs services as directed by the Committee. In 2011, Exequity reviewed our comparator group companies and the market competitiveness of the compensation of our Chief Executive Officer and the other named executive officers. Exequity does not provide any other services to the Company. See also “Competitive Market Pay Information and Philosophy” on page 20.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee met five times in fiscal 2011. The members of the Committee are R. L. Ridgway, Chair, C. Fernandez G., H. Green and R. L. Stephenson, all of whom are independent. The Corporate Governance and Nominating Committee reviews the Company’s corporate governance matters and principles and independence standards; oversees the annual self-evaluation by the Board and its committees; discharges the Board’s responsibilities related to compensation of Directors; identifies and evaluates individuals for Board and committee membership and Chairs; makes recommendations to the Board concerning the selection of Director nominees; makes recommendations as to the size and composition of the Board and its committees; and approves and/or reviews the Company’s conflict of interest policies, codes of ethics, political activities and compliance with laws and regulations, and oversees management’s implementation thereof. For a description of the process used by the Committee in evaluating and recommending Director nominees, see “Nomination Process” below.

Nomination Process

The Corporate Governance and Nominating Committee regularly reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the Committee recommends an increase in the size of the Board or a vacancy occurs, the Committee may consider nominees submitted by several sources, including current Board members, management of the Company, director search firms, stockholders or other persons.

In evaluating possible Director nominees, the Committee considers the knowledge, experience, integrity and judgment of possible candidates, their potential contribution to the diversity of backgrounds, experience and skills of the Board, and their ability to devote sufficient time and effort to their duties as Directors. The Company’s Statement of Corporate

Governance Principles and Practices sets forth the minimum qualifications for Director nominees which include, among other criteria determined by the Board, senior management experience in business, government and/or other relevant organizations. Important experience includes the field of manufacturing, international exposure and Board membership with major organizations. Pursuant to the Company’s Bylaws, a Director may not stand for election or re-election as a Director after attaining the age of 72, provided that the Bylaws permit Mr. Busch and Ms. Ridgway to serve as a member of the Board for an additional one-year term ending at the Company’s Annual Meeting on February 5, 2013.

It is the policy of the Company to seek the most qualified candidates for Board membership without regard to race, gender, national origin, religion, disability, age or sexual orientation. The Company does seek a diversity of viewpoints to better understand the technical, economic, political and social environments in which it operates. This policy is implemented by using existing Board members and outside agencies to actively seek qualified candidates. The Company’s success in seeking a diversity of viewpoints is measured by the range of viewpoints represented on the Company’s Board.

The Committee evaluates Director nominees at regular or special Committee meetings pursuant to the criteria described above and reviews qualified Director nominees with the Board. The Committee evaluates candidates that meet the Director criteria, and the Committee selects nominees that best suit the Board’s current needs and recommends one or more of such individuals for election to the Board. From time to time, the Company retains an independent search firm to assist the Committee in identifying potential candidates for Board membership and in evaluating their qualifications and availability.

The Committee will consider candidates recommended by stockholders, provided the names of such persons, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the manner described for stockholder nominations in “VIII. Stockholders’ Proposals” at page 50 below. The Secretary will send properly submitted stockholder recommendations to the Committee. Individuals recommended by stockholders in accordance with these procedures will receive the same consideration received by individuals identified to the Committee through other means. The Committee also may, in its discretion, consider candidates otherwise recommended by stockholders without accompanying biographical information, if submitted in writing to the Secretary.

In addition, the Company’s Bylaws permit stockholders to nominate Directors at an annual meeting of stockholders or at a special meeting at which Directors are to be elected in accordance with the notice of meeting. The procedures for making such nominations are discussed in “VIII. Stockholders’ Proposals” at page 50 below.

Processes and Procedures for Determination of Director Compensation

The Corporate Governance and Nominating Committee annually reviews compensation of the Company’s Directors, as well as the Company’s compensation practices for Directors, and makes recommendations to the Board regarding these matters. The Board makes the final determinations as to Director compensation and compensation practices.

To assist the Committee in performing these duties, Company management periodically engages an outside consultant to prepare a study of outside director compensation trends and best practices in the competitive market, and to make recommendations as to the compensation of the Company’s non-management Directors. Management, including the Chief Executive Officer, presents these recommendations to the Committee for its consideration. Frederick W. Cook & Co. was engaged to prepare this study in fiscal 2011.

Director Compensation

Directors who are employees of the Company do not receive any compensation for service as Directors. Each non-management Director is currently paid an annual retainer, a portion of which is paid in cash and a portion of which is paid in restricted stock and/or restricted stock units, and fees of $1,500 plus expenses for attendance at each Board meeting. In fiscal 2011, the cash portion of the annual retainer, which is paid on a monthly basis, was $70,000. The amount of the annual retainer paid in restricted stock and/or restricted stock units each year is determined by or upon the recommendation of the Corporate Governance and Nominating Committee. For fiscal 2011, non-management Directors received $115,000 in restricted stock or restricted stock units. See footnote (2) to the Director Compensation table below. In fiscal 2012, the cash retainer was increased to $80,000 and the restricted stock/restricted stock unit portion of the annual retainer was increased to $125,000. Board meeting fees were not increased.

The restricted stock and restricted stock unit awards generally do not vest and the stock cannot be sold until the last day of a Director’s term after the age of 72 or earlier death, disability or a change of control of the Company. If a Director’s tenure on the Board ends for any other reason, the vesting of the award is in the discretion of the Committee. If the restrictions on the awards do not lapse, such awards will be forfeited to the Company. As a result of these restrictions, the amount of restricted stock held by a Director generally reflects the length of time that a Director has served on the Board. Non-management Directors receive dividends with respect to restricted stock and dividend equivalents with respect to restricted stock units. Dividend equivalents may be paid out regularly or deferred until final settlement, with interest compounding quarterly at a rate determined by the Committee, but in any event no greater than 120% of the applicable federal long-term rate. Restricted stock awards are entitled to voting rights; restricted stock units are not.

In fiscal 2011, each committee Chair was paid an annual retainer of $12,000, except for the Chair of the Audit Committee who was paid an annual retainer of $15,000, and each committee member was paid $1,500 plus expenses for attendance at each committee meeting. In fiscal 2012, each committee Chair retainer was increased to $15,000, except for the Audit Committee Chair retainer which was increased to $20,000. Committee meeting fees were not increased.

Directors may elect to defer all or a part of their cash compensation under the Company’s Deferred Compensation Plan for Non-Employee Directors. Under the plan, which has existed since 1982, such deferred amounts are credited with interest quarterly at the prime rate charged by Bank of America, N.A. Under the rules of the SEC, interest on deferred compensation is considered above-market only if the rate of interest exceeds 120% of the applicable federal long-term rate. During fiscal 2011, the Bank of America prime rate was 3.25%, while 120% of the applicable federal long-term rate ranged from 3.92% to 5.05%. A. A. Busch III, A. F. Golden and R. L. Stephenson currently participate in this deferral program. There were no above-market earnings on deferred compensation for each of these Directors in fiscal 2011. In the alternative, Directors may elect to have deferred fees converted into units equivalent to shares of Emerson common stock and their accounts credited with additional units representing dividend equivalents. Regardless of the election, all deferred amounts are payable only in cash.

Directors who assumed office prior to June 4, 2002 were eligible for the Company’s Continuing Compensation Plan for Non-Management Directors. Because each eligible Director has served at least ten years, he or she will, after the later of termination of service as a Director or age 72, receive for life an amount equal to the annual $30,000 cash retainer for non-management Directors in effect on June 4, 2002. In the event that service as a covered Director terminates because of death, the benefit will be paid to the surviving spouse for five years. Amounts relating to the aggregate change in the actuarial present value of the accumulated benefit for fiscal year 2011 pursuant to the Company’s Continuing Compensation Plan for Non-Management Directors are set forth in the Director Compensation table.

As part of the Company’s overall charitable contributions practice, the Company may, in the sole and absolute discretion of the Board and its committees, make a charitable contribution in the names of Emerson and a Director upon his or her retirement from the Board (as determined by the Board and its committees), taking into account such Director’s tenure on the Board, his or her accomplishments and service on the Board, and other relevant factors.

The table below sets forth amounts for non-management Director compensation for fiscal 2011.

Director Compensation

			Change in Pension
			Value and
	Fees		Nonqualified
	Earned	Stock	Deferred	All Other
	or Paid in	Awards	Compensation	Compensation
Name(1)	Cash ($)	($)(2)(3)	Earnings ($)(4)	($)		Total ($)
C. A. H. Boersig	103,500	114,964	—	—		218,464
A. A. Busch III	109,000	114,964	—	10,000	(5)	233,964
C. Fernandez G.	89,500	114,964	17,000	—		221,464
A. F. Golden	109,000	114,964	17,000	10,000	(5)	250,964
H. Green	97,000	114,964	—	—		211,964
R. B. Horton	41,833	—	18,000	210,000	(5)(6)	269,833
W. R. Johnson	91,000	114,964	—	—		205,964
V. R. Loucks, Jr.	65,333	—	—	210,000	(5)(6)	275,333
J. B. Menzer	95,500	114,964	—	—		210,464
J. W. Prueher	97,000	114,964	39,000	9,000	(5)	259,964
R. L. Ridgway	97,000	114,964	—	10,000	(5)	221,964
R. L. Stephenson	102,000	114,964	—	10,000	(5)	226,964

(1)	Messrs. D. N. Farr, W. J. Galvin and C. A. Peters are named executive officers who are also Directors and their compensation is set forth in the Summary Compensation Table and related tables. They did not receive any additional compensation for their service as Directors.

(2)	In fiscal 2011, the Directors in office on February 1, 2011 were awarded 1,957 shares of restricted stock, or restricted stock units in the cases of Mr. Boersig and Ms. Green, with a total value of $114,964 ($115,000 divided by the grant date fair market value of Emerson stock, rounded down to the nearest whole share). Each amount constitutes the aggregate grant date fair value of restricted stock and restricted stock unit awards for fiscal 2011 calculated in accordance with FASB ASC Topic 718, which is also the dollar amount recognized for financial statement reporting purposes for fiscal 2011.

(3)	The total number of shares of restricted stock held by each of the non-management Directors at September 30, 2011 (the end of fiscal 2011) is as follows: C. A. H. Boersig-3,450; A. A. Busch III-31,018; C. Fernandez G.-23,118; A. F. Golden-23,506; H. Green-4,497; W. R. Johnson-9,323; J. B. Menzer-19,750; J. W. Prueher-22,318; R. L. Ridgway-1,957; and R. L. Stephenson-13,616. In addition, C. A. H. Boersig and H. Green each hold 4,518 restricted stock units, which they received instead of restricted stock in fiscal 2010 and 2011 as provided in the Company’s Restricted Stock Plan for Non-Management Directors.

(4)	Represents the aggregate change in the actuarial present value of the accumulated pension benefit for fiscal year 2011 pursuant to the Company’s Continuing Compensation Plan for Non-Management Directors who assumed office prior to June 4, 2002. Pursuant to applicable regulations, does not include the following negative amounts relating to the change in actuarial present value: A. A. Busch III-($7,000); V. R. Loucks, Jr.-($8,000); and R. L. Ridgway-($7,000). The Company has eliminated its Continuing Compensation Plan for Non-Management Directors who assumed office on or after June 4, 2002. Non-management Directors continuing in office on that date are now fully vested in the plan. The actuarial present value changes reflect in part the remaining vesting of certain of these Directors during fiscal 2011. Please see the narrative above for more information.

(5)	Includes Company matching contributions under the Company’s charitable matching gifts program which matches charitable gifts of up to $10,000 for all employees and Directors of the Company.

(6)	Messrs. Horton and Loucks retired from Emerson’s Board of Directors on February 1, 2011 after more than 23 years and 33 years, respectively, of service to the Company. After retirement, as participants in the Company’s Continuing

Compensation Plan for Non-Management Directors, Messrs. Horton and Loucks each began receiving his earned payments under the plan, as described above. These payments were included in the calculation of change in pension value during the fiscal year. In recognition of their long and distinguished service on the Board and numerous contributions to the Company’s success, the Board of Directors, in its discretion, determined to make two charitable contributions, each in the amount of $1 million, in the names of Emerson and Mr. Horton and in the names of Emerson and Mr. Loucks, respectively. Each gift is payable in five annual installments beginning in 2012. For each of Messrs. Horton and Loucks, the amounts for “All Other Compensation” for 2011 include the first installment payment with respect to these charitable contributions, which were made in fiscal 2011.

Code of Ethics

The Company has adopted a Code of Ethics that applies to the Company’s chief executive officer, chief financial officer, chief accounting officer, and controller; has posted such Code of Ethics on its website; and intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on its website at www.Emerson.com, Investor Relations, Corporate Governance. The Company has adopted a Code of Business Ethics for Directors, officers and employees, which is available at the same location on the Company’s website. Printed copies of the foregoing documents are available to stockholders upon written request delivered to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Secretary.

Compensation Committee Interlocks and Insider Participation

The functions and members of the Compensation Committee are set forth above under “Board of Directors and Committees — Compensation Committee.” All Committee members are independent and none of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company. During fiscal 2011, no member of the Committee and no other Director was an executive officer of another company on whose compensation committee or board any of our executive officers served.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s Directors and executive officers are required, pursuant to Section 16(a) of the Exchange Act, to file statements of beneficial ownership and changes in beneficial ownership of common stock of the Company with the SEC and the New York Stock Exchange, and to furnish copies of such statements to the Company. Based solely on a review of the copies of such statements furnished to the Company and written representations that no other such statements were required, the Company believes that during fiscal year 2011 its Directors and executive officers complied with all such requirements.

Report of the Audit Committee

The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting and financial controls, the internal audit process, risk management, the annual independent audit process of the Company’s annual financial statements, the Company’s compliance with legal and regulatory requirements and the qualification, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States), including the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the independent registered public accounting firm’s written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board (United States), as may be modified or supplemented.

The Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits. The Committee meets regularly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the Securities and Exchange Commission. The Committee also reappointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012.

Audit Committee

  A. A. Busch III, Chair
  H. Green
  J. B. Menzer
  R. L. Ridgway

Fees Paid to KPMG LLP

The following are the fees of KPMG LLP, the Company’s independent registered public accounting firm, for services rendered in 2010 and 2011 ($ in millions):

	2010	2011

Audit Fees	$27.0	$27.6
Audit-Related Fees	2.7	1.3
Tax Fees	3.0	1.5
All Other Fees	0	0

Total KPMG LLP Fees	$32.7	$30.4

Audit Fees primarily represent the cost for the audit of the Company’s annual financial statements, reviews of SEC Forms 10-Q and 10-K and statutory audit requirements at certain non-U.S. locations.

Audit-Related Fees are primarily related to acquisition and divestiture due diligence, audits of employee benefit plans and statutory filings.

Tax Fees are primarily related to tax compliance services, which represented $1.2 million and $2.0 million in 2011 and 2010, respectively. The remaining tax fees related to tax consulting services and represented $0.3 million and $1.0 million in 2011 and 2010, respectively.

The Audit Committee approved in advance all services provided by KPMG LLP. The Audit Committee’s pre-approval policies and procedures are included within the Audit Committee Charter, which can be found on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance.

II. ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting of Stockholders, more than 90% of the shares voted were cast in support of the Company’s executive compensation program. Pursuant to Section 14A of the Exchange Act, our Board of Directors is again submitting a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “say-on-pay”). We plan to hold this vote annually.

We encourage shareholders to review the Compensation Discussion and Analysis on pages 18 to 30. Emerson’s long and consistent value creation over time is attributable to a proven, rigorously-applied management process implemented over the years by successive teams of talented and committed executives. The Company’s executive compensation program, the core of which is substantially unchanged since 1977, underpins and reinforces this process and the performance it generates.

We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•	We provide a significant part of executive compensation in performance based incentives, including primarily performance shares. Payouts of performance shares are based on achievement of financial objectives over four years and are capped at 100 percent of the share awards.

•	We have three-year (not annual) award and payout cycles for performance shares, three-year award and vesting cycles for stock options, and no set cycle for restricted stock awards (selectively granted), which cliff vest after three to ten years (no pro rata vesting).

•	Our program allows us to respond to adverse economic conditions. For example in 2009, we reduced base salaries and bonuses of the named executive officers.

•	We do not provide tax gross-ups to our named executive officers.

•	We have no employment, severance or golden parachute agreements with any of our named executive officers and therefore, no excise tax gross-ups.

•	We require executives to enter into non-competition, non-solicitation and confidentiality agreements in all equity awards. We also have stock ownership guidelines and clawback and anti-hedging policies.

We regularly evaluate the individual elements of our compensation program in light of market conditions and governance requirements and make changes as appropriate for Emerson’s business. For example, our Board and stockholders approved our 2011 Stock Option Plan during fiscal 2011, which added a provision for a “double” trigger for vesting following a change of control. We believe that the Company’s executive compensation program continues to drive superior financial performance for the Company and its stockholders over the long term in a variety of business conditions.

The Company’s outstanding financial results for fiscal 2011, as described in Compensation Discussion and Analysis on pages 18 to 30, most recently demonstrate this performance. We carefully consider any changes to the program so that we do not jeopardize its long record of success.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully evaluate the outcome of the vote when considering future executive compensation arrangements. After our Annual Meeting in February 2012, the next say-on-pay vote will occur at our next Annual Meeting scheduled to be held on February 5, 2013.

Board Recommendation. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

III. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Emerson is a performance-driven, financially focused company that has a long track record of consistently delivering increased value to our stockholders. Continuity, stability, and rigorous execution of our business plans — combined with a continuous drive to develop innovative solutions for our customers — are hallmarks of our management team and management process. As a result, the Company has achieved the following:

•	An increase in earnings per share in the last five years, at a compound annual growth rate of 7.9 percent.

•	Increases in dividends per share for the last 55 consecutive years, at a compound annual growth rate of 10.7 percent.

•	Consistent generation of substantial cash flow, which the Company uses for strategic acquisitions, investment in new technology, and funding of dividend payments and share repurchases.

The Company has built this performance record in the face of various recessions, inflationary periods, technological revolutions, and intense global competition. Our pay-for-performance executive compensation program is an integral part of our consistent and rigorous management process. We believe it has effectively motivated and rewarded Emerson executives to meet all these challenges, and continues to do so today.

Executive Summary of Fiscal Year 2011

Fiscal 2011 was a very strong year for Emerson:

•	Net sales were $24.2 billion, an increase of 15 percent from fiscal 2010 net sales of $21.0 billion.

•	Earnings per share increased 15 percent to a record $3.27 from the $2.84 achieved in fiscal 2010.

•	Operating cash flow remained strong at $3.2 billion.

•	Free cash flow (operating cash flow less capital expenditures) also remained strong at $2.6 billion, versus $2.8 billion in fiscal 2010 (with capital expenditures of $0.6 billion and $0.5 billion in fiscal 2011 and fiscal 2010, respectively).

•	Return on total capital was 19.6 percent, an increase of 0.7 percentage points.

•	The Company increased its dividend to stockholders to $1.38 per share from $1.34 per share in fiscal 2010 — its 55th consecutive year of increased dividends.

The Compensation Committee believes this strong performance reflects effective implementation of the Emerson management process by our executives, with particular focus on the following initiatives:

•	Emerging Markets. Our management team continued to drive its successful decade-long strategy to grow the Company’s presence in emerging international markets, such as China, India, Latin America, Eastern Europe and the Middle East. Their proactive measures — planning, effective capital allocation, recruitment and retention of local talent, and execution — have resulted in a substantial increase in sales in these growing and profitable markets, representing 35 percent of our fiscal 2011 sales, versus 15 percent in fiscal 2001.

•	Repositioning of Business Portfolio. Our senior executives have repositioned the Company’s mix of businesses in favor of higher-growth, higher-margin opportunities. These actions include the acquisitions of Avocent Corporation and Chloride Group PLC, and the divestitures of lower-margin businesses in the motors and appliance components markets. Our efforts in this regard continue to position the Company’s business portfolio for optimum growth and profitability.

•	Strategic Sourcing. Also contributing to our record fiscal 2011 earnings per share and operating profit margin is the continuing successful implementation of our “strategic sourcing” initiatives. Eighteen years ago, management committed the resources to establish a sophisticated and coordinated procurement function, which has markedly increased the Company’s global access to high-quality, best-cost materials and components. We continue to enhance this capability to the benefit of all our operating units.

In light of the Company’s superior financial performance and the continuing success of our compensation program, the Compensation Committee made no significant changes to the program during the year, concluding that it continues to provide a competitive pay-for-performance package that effectively incentivizes executives and retains them for the long term. The Committee also noted that stockholders expressed strong support for the Company’s executive compensation program at our 2011 Annual Meeting of Stockholders.

Key features of the program, as reflected in the Committee’s executive compensation decisions in fiscal 2011, are as follows:

•	Executive officers were rewarded for their contributions to the Company’s performance by a combination of competitive base salaries and annual cash bonuses.

•	Under our normal three-year award cycle, eligible participants, including named executive officers, were granted stock options.

•	No performance share awards were made to the named executive officers, with the next performance shares program scheduled in fiscal 2013.

•	Participants in the 2007 performance shares program, which covered the four-year performance period ended September 30, 2010, were paid the remaining 40% portion of the earned performance-based awards after satisfying the additional one-year service requirement.

•	Messrs. Farr, Ashmore and Steeves were granted restricted stock during fiscal 2011. In addition, in October 2011 (fiscal 2012), Messrs. Farr, Monser, Dellaquila, Peters, Ashmore and Steeves were granted restricted stock.

•	During fiscal 2011, the Company’s Board of Directors and shareholders approved the Company’s 2011 Stock Option Plan, successor to the 2001 Stock Option Plan.

The Committee strongly believes that the three-year award cycles for performance shares and stock options discourage an “entitlement mentality” among participants in these programs. The Committee notes, however, that the overlapping of these two award cycles, coupled with the payout of performance shares in two installments (as illustrated in the chart on page 25), can result in significant yearly variations in the value of stock and option awards in the Summary Compensation Table, making meaningful year-over-year comparisons more difficult.

Compensation Objectives and Elements

Emerson’s executive compensation program is designed to support the interests of stockholders by rewarding executives for achievement of the Company’s specific business objectives, such as consistent, sustained growth in earnings per share and cash flow. The fundamental principles underlying the program are:

•	Rewarding for superior performance rather than creating a sense of entitlement.

•	Maximizing stockholder value by allocating a significant percentage of compensation to performance based pay that is dependent on achievement of the Company’s performance goals, without encouraging excessive or unnecessary risk taking.

•	Aligning executives’ interests with stockholder interests by providing significant stock-based compensation and expecting executives to hold the stock they earn.

•	Attracting and retaining talented executives by providing competitive compensation opportunities.

•	Rewarding overall corporate results while recognizing individual contributions.

Our executive compensation program includes incentive plans that communicate to participants the Company’s critical business values, strategies and performance objectives, and are clear and simple to understand. This understanding focuses their efforts on the performance objectives that drive Emerson’s success and encourages them to make career commitments to the Company.

The program offers a balanced approach to compensation and consists of the primary components illustrated below. Taken together, we refer to these components as “total compensation.” Individual compensation packages and the mix of base salary, annual cash bonus opportunity and long-term stock compensation for each named executive officer vary depending upon the executive’s level of responsibilities, potential, performance and tenure with the Company. Each of the elements shown below is designed for a specific purpose, with the overall goal of achieving a high and sustainable level of Company and individual performance. The performance based portion of total compensation generally increases as an executive’s level of responsibilities increases. The chart below is not to scale for any particular named executive officer.

The percentage ranges in the chart above are based on annualized total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the Summary Compensation Table and supplemental tables. Annualized values for long-term stock compensation are based on the fair value at grant of awards annualized over the three-year award cycle for performance shares and options and over the vesting terms for restricted stock, based on data provided by our compensation consultant. We use these annualized values because competitive data is calculated in the same manner.

Competitive Market Pay Information and Philosophy

In determining total compensation levels and mix for our Chief Executive Officer (“CEO”) and our other named executive officers, the Compensation Committee reviews market trends in executive compensation and a competitive analysis prepared by Frederic W. Cook & Co. and reviewed by the Committee’s independent consultant. The analysis is derived from the most recent proxy data of the companies in the comparator group described below. The analysis compares the total compensation (cash and long-term stock compensation) of each of our named executive officers with the median range of total compensation for comparable positions at the comparator group companies. The Company’s compensation philosophy is to target total compensation in the median range of this competitive data, as adjusted based on revenue, which we refer to as the “median range”, with actual pay delivered dependent on Company and individual performance.

Equity awards are valued at grant and annualized over their award frequency. This approach is consistent with long-standing Company practices.

The Committee used the same comparator group of 25 companies in fiscal 2011 that it had used in the prior two fiscal years to assist it in making its compensation decisions. In fiscal 2011, the Committee confirmed that such companies continued to satisfy the same numeric screening criteria (industry classifications, size and scope, and financial metrics) that had been used in a special study prepared by Frederic W. Cook & Co. in fiscal 2009 of potential comparator group companies. The Committee chose the comparator group from these companies based upon one or more of the following criteria: (1) companies in the primary industry segments in which the Company operates; (2) companies with annual revenues greater than $5 billion; (3) companies with profiles similar to the Company’s based on business complexity, industries or markets served, innovation and technology, customers targeted, investor profiles and global strategy; and (4) companies with which we compete for executive talent. The comparator group companies are as follows:

Alcoa Caterpillar Cisco Systems Danaher Deere	DuPont Eaton Fluor Freeport McMoRan Copper General Dynamics	General Electric Goodyear Tire Honeywell Illinois Tool Works International Paper	Johnson Controls Lockheed Martin Northrop Grumman Raytheon Schlumberger	Tyco Union Pacific US Steel United Technologies 3M

In fiscal 2011, Frederic W. Cook & Co. provided analysis of competitive pay (cash and long term) at the median for the proxy reported officer positions of the companies in the Company’s comparator group. The Committee’s compensation consultant, Exequity, reviewed the comparator group and the results of the competitive pay analysis provided by Frederic W. Cook and concurred with Frederick W. Cook’s assessment that the comparator group was appropriate and that the CEO’s compensation is consistent with competitive market practice.

The Committee considers this comparator group competitive pay analysis as a frame of reference in making its pay decisions. The pay decisions are not formulaic and the Committee exercises judgment in making them. This analysis is not used to establish performance goals in the Company’s compensation programs.

Setting Total Compensation

Each year, management meets with business unit and corporate executives to evaluate the individual performance and leadership potential of our key executives. Our CEO uses these performance and leadership evaluations to develop individual pay recommendations to the Committee for senior executives, including the named executive officers (other than himself). The Committee reviews the performance evaluations and pay recommendations. The Committee separately meets in executive session without the CEO present to review the CEO’s performance and set his compensation.

CEO Compensation. In setting the CEO’s compensation, the Committee first considered the Company’s record fiscal 2011 financial results (summarized on page 18). When comparing current and prior year results, the Committee looks at the Company’s financial performance in totality, without mechanically weighting individual factors. Particularly notable to the Committee was the Company’s record performance in earnings per share and operating profit margin, as well as its 55th consecutive year of increased dividends to stockholders.

The Committee does not set specific financial targets related to cash compensation. The Committee does set performance objectives used to establish maximum bonus amounts for compliance with Section 162(m) of the Internal Revenue Code (see “Regulatory Considerations” at page 30 below).

In addition to financial performance, the Committee evaluates the CEO’s day-to-day performance and leadership. In setting the CEO’s compensation, the Committee noted that in his eleventh year as CEO, Mr. Farr continued to provide exceptional, consistent leadership for the Company’s long-term success. In addition to executing the financial performance described above, Mr. Farr, leading his executive team:

•	Drove to successful completion several important acquisitions and divestitures that strengthened business platform innovative offerings and market profile.

•	Managed and accelerated integration of the Avocent and Chloride acquisitions; and pushed development of the Company’s new data center infrastructure management platform.

•	Increased Emerson’s presence and position in emerging markets — where sales growth is twice the pace of mature markets — to 35 percent of total sales, with overall international sales now at 59 percent of total.

•	Continued effective leadership development and further strengthened the management team.

•	Strengthened the Company’s reputation and global relationships by meeting with customers and government officials to promote and protect Emerson’s interests, driving to win many significant customer projects and launching new joint facilities and relationships globally.

The Committee uses the competitive pay analysis for the comparator group to compare Mr. Farr’s total compensation to the median range for total compensation of CEOs in the comparator group. The Committee also reviews the relative internal compensation relationships between the CEO and the other named executive officers, as compared to the pay relationships in the Frederic W. Cook & Co. survey data. While the Committee monitors these pay relationships, it does not target any specific pay ratios.

The Committee also receives and reviews a summary for the CEO showing all elements of his compensation, including base salary, annual cash bonus, long-term stock compensation, retirement and other benefits and perquisites. The summary shows compensation that may be paid upon voluntary or involuntary termination of employment, retirement, death or disability, or upon a change of control. This CEO compensation summary, along with competitive market and other data, is also annually reviewed and discussed by the non-management Directors in executive session.

Mr. Farr does not have an employment, severance or change in control agreement with the Company.

The Committee reviewed alternatives for delivering the appropriate level of total compensation for Mr. Farr based on the Company’s and his performance, as described above. These alternatives took into account current cash compensation and the value of long-term awards allocable to the current year, based on annualization of the fair value at grant over the three-year award cycle or vesting period of the awards.

Other Named Executive Officer Compensation. In setting compensation for the other named executive officers, the Committee follows a similar process. The Committee first considered the financial performance of the Company for fiscal 2011. The Committee reviewed the competitive pay analysis at the median range for each named executive officer as compared to the comparable positions at the companies in the comparator group as a frame of reference in exercising its judgment regarding pay decisions. The Committee then reviewed the CEO’s evaluations of the individual performance of each named executive officer, which in each case he determined to be outstanding. The Committee also took into account its own evaluations of the named executive officers based on their frequent interactions with, and presentations to, the members of the Board of Directors. The Committee considered the following accomplishments with respect to the named executive officers other than Mr. Farr:

•	Mr. Galvin improved international cash utilization; provided strategic financial/cash management guidance in Emerson’s acquisitions and divestitures; actively managed the Company’s governmental relations in a challenging political environment; and oversaw the Company’s maintenance of its disciplined approach to evaluating and improving its systems of internal controls, financial reporting and governance.

•	Mr. Monser led the Company’s successful efforts to achieve record operating profit margin; significantly improve return on total capital, even with the record level of acquisitions during the past two fiscal years; attain excellent emerging market growth in Asia, Latin America and Eastern Europe; and introduce a new “demand-driven supply chain” initiative needed to drive future trade working capital improvements.

•	Mr. Dellaquila assumed responsibility for global financial shared services and internal financial systems support; successfully analyzed and implemented tax and financial restructurings for two major acquisitions; implemented a $2.75 billion backup credit facility to ensure financial liquidity; improved international cash concentration and cash mobility capability; and provided decision support and financial analysis on operational finance issues and on acquisitions and divestitures.

•	Mr. Peters continued development of new, technology-driven business model platforms; fostered a multiphase innovation process, reaching across the Company’s businesses and geographical presences to identify and refine major new opportunities; established standards for social media and collaborative enterprise-wide information tools; and strengthened the Company’s information technology infrastructure and implementation resources.

•	Mr. Ashmore successfully completed the divestiture of the Company’s heating products business, representing the completion of Emerson’s five-year repositioning away from the appliance components industry; continued the strengthening and consolidation of the Company’s business in India; performed a portfolio analysis of Emerson’s business segments; and prepared and initiated implementation of a program targeting new product and emerging market investments to accelerate growth in fiscal 2012 and 2013.

•	Mr. Steeves instituted a restructured and enhanced Company-wide approach to commercial contract preparation and negotiation, to reflect current business realities and customer demands; directed the Company’s continued success in litigation worldwide; continued to meet the demands of increasingly complex litigation, regulatory and political environments; and improved and expanded the Company’s in-house legal resources, with emphasis on succession planning.

None of the named executive officers has an employment, severance or golden parachute agreement with the Company.

For the named executive officers, the Committee made its annual pay decisions for each of the compensation components as outlined below.

Annual Cash Compensation

The Committee targets total annual cash compensation in the median range of market total cash compensation, while placing more emphasis on performance based annual cash bonus than on base salary.

Base salary: For the named executive officers, the Committee awards base salary increases (if any) after reviewing the Company’s performance, individual performance, and competitive market compensation. The Committee determined that the base salary increases for fiscal 2011 and fiscal 2012 set forth below were in recognition of the Company’s performance (described on page 18) and the individual responsibilities, performance and potential of each named executive officer (described on pages 21 to 23). The Committee also considered survey data that indicated that the predicted merit increase, without promotions, for the named executive officers averaged approximately 3%, which was consistent with the Committee’s determination.

	FY 2010
	April 1, 2010-		2010-2011		2011-2012
	Sept. 30, 2010	FY2011	Percentage	FY2012	Percentage
Name	(Rate) (1)	(Rate)	Increase	(Rate)	Increase
D. N. Farr	$1,225,000	$1,225,000	0%	$1,250,000	2.0%
W. J. Galvin	$735,000	$755,000	2.7%	$775,000	2.6%
E. L. Monser	$625,000	$642,000	2.7%	$657,000	2.3%
F. J. Dellaquila(2)	$450,000	$500,000	11.1%	$550,000	10.0%
C. A. Peters	$565,000	$580,000	2.7%	$595,000	2.6%
F. L. Steeves	$580,000	$595,000	2.6%	$615,000	3.4%

(1)	As described in last year’s proxy statement, base salary rates were reduced effective January 1, 2009 in response to the economic downturn that began in late calendar year 2008. Mr. Farr’s base salary rate was reduced to his fiscal 2007 rate, and the base salary rates for Messrs. Galvin, Monser, Peters and Steeves were reduced to their respective fiscal 2008 levels. Effective April 1, 2010 the Committee restored the previously approved base salary rates, as business conditions improved. Due to rate changes within a given year, actual pay for a fiscal year may differ from these rates.

(2)	Mr. Dellaquila became Chief Financial Officer on February 2, 2010. The increase for 2012 reflects increased responsibilities as described on page 22.

For 2011, Mr. Ashmore’s base salary was increased from $500,000 to $525,000, an increase of 5.0%. For 2012, Mr. Ashmore’s base salary was increased to $550,000, an increase of 4.8%.

Annual bonus: The determination of individual bonus amounts for the named executive officers is discretionary, subject to the Section 162(m) limitation established by the Committee (see “Regulatory Considerations” on page 30), but is based on the Company’s financial performance and the individual performance factors referred to above. The Committee did not assign individual weightings to any of these factors but used them collectively to make its compensation determinations. The Committee noted that fiscal 2011 financial performance improved compared to fiscal 2010 financial results as summarized in the bullets on page 18. The Committee took these factors into account and exercised its discretion to determine the bonus amounts for fiscal 2011 as shown below:

		2008-2009		2009-2010		2010-2011
		Percentage		Percentage		Percentage
Name	FY 2009	Change	FY2010	Change	FY2011	Change
D. N. Farr	$1,500,000	(50.0)%	$2,200,000	46.7%	$2,400,000	9.1%
W. J. Galvin	$800,000	(31.9)%	$1,025,000	28.1%	$1,175,000	14.6%
E. L. Monser	$600,000	(29.4)%	$780,000	30.0%	$900,000	15.4%
F. J. Dellaquila(1)	$440,000	—	$590,000	34.1%	$800,000	35.6%
C. A. Peters	$585,000	(29.9)%	$750,000	28.2%	$850,000	13.3%
F. L. Steeves	$500,000	(16.7)%	$640,000	28.0%	$725,000	13.3%

(1)	The 2008-2009 percentage change is not comparable as Mr. Dellaquila became Chief Financial Officer on February 2, 2010. Increases for both fiscal 2010 and 2011 reflect, in part, increased responsibilities in each year.

For 2011, Mr. Ashmore’s bonus was $725,000, an increase of 20.8%.

Long-Term Stock Compensation

The Committee may make long-term stock compensation awards to the Company’s executives, including the named executive officers. Executives participate in these programs based on their: (1) ability to make a significant contribution to the Company’s financial results, (2) level of responsibility, (3) performance and (4) leadership potential. No executive is entitled to participate automatically based on title, position or salary level. We require participants to accept confidentiality, non-competition and non-solicitation obligations. In general, we target long-term stock compensation in the median range of market long-term compensation, with more emphasis on performance based equity compensation.

Our long-term stock compensation consists of three programs: performance shares, stock options and restricted stock. In addition to providing market compensation, these programs allow us to recognize individuals who most directly drive our performance, to promote outstanding Company and individual performance, and to align the interests of Company executives with our stockholders. We allocate the largest portion to performance shares, which are the primary incentive for delivery of superior longer-term financial performance, with a small portion allocated to stock options and the remainder through the selective use of restricted stock. We make awards of stock options and performance shares periodically, generally every three years, instead of annually, and restricted stock awards have no set award cycle, as illustrated below.

For purposes of its analysis, the Committee considers values of these awards based on the fair value at grant annualized over the three-year award cycle for performance shares and options and over the vesting terms for restricted stock, because the values are consistent with competitive data considered by the Committee. These estimates do not necessarily correspond to and are not a substitute for, the values described for the awards in the Summary Compensation Table or in the tables that follow it.

Performance Shares Program. Our performance shares program is the primary element of long-term stock compensation for our named executive officers. This plan is the linchpin of the Company’s pay-for-performance philosophy and is used to align the interests of participants and stockholders and for retention and succession purposes. For over thirty years, the program has reinforced the Company’s long-term financial objective, enhancing stockholder value. Awards of performance shares are made to those individuals who can most directly influence our long-term success. The long-term stock compensation opportunities for our senior executives are heavily weighted towards performance shares, which on an annualized basis generally represent approximately 45-55% of total compensation and 70-80% of long-term stock compensation.

Unlike many companies, Emerson awards performance shares every three years rather than annually, and the payout is based on four-year performance. This means that participants have the opportunity to earn a payout every three years, not annually. Awards of performance shares are made in share units. Participants can earn from 0-100% of the awarded units depending upon the Company’s financial results at the end of the performance period measured against the pre-established target. Participants cannot earn greater than 100%, regardless of the extent to which actual Company performance exceeds the target. For performance in excess of the targets, participants benefit only to the extent that performance results in increases in the price of the Emerson stock received upon payout of the performance shares.

As a result of the three-year award cycle for performance share awards, certain years involve an “overlap” in which two sets of awards are in effect as illustrated below. For example, fiscal 2010 was an “overlap” year, both the final year of the 2007 program performance period, which ended on September 30, 2010, and the first year of the 2010 program performance period, which began on October 1, 2009 and ends on September 30, 2013. During fiscal 2011, two performance shares programs were in effect as illustrated below.

Payout is made as soon as practicable after the achievement of the performance target at the end of the four-year performance period, provided that the Committee may establish additional vesting conditions for retention purposes. For the 2007 and 2010 performance shares programs, the Committee specified that 60% of any earned performance share units would be paid at the end of the four-year performance period, and the remaining 40% would be paid one year later subject to continued service. The 40% holdback periods for both the 2007 and 2010 performance share programs are shown above.

Cash dividend equivalents are paid on 40% of the award during the four-year performance period and on the 40% portion of the earned award during the one-year holdback period. Far from contradicting our pay-for-performance philosophy, this feature reinforces and furthers it by incentivizing our executives to deliver superior financial results in every quarter of the four-year performance period. Long-term performance is not consistently achieved by a few dramatic accomplishments, but by rigorous, focused and dedicated effort to execute the business plan throughout every phase of the performance period. The Committee strongly believes that payment of dividend equivalents helps foster this effort more meaningfully than other forms of compensation that might be used.

The 2010 performance shares program began in fiscal 2010 and the Committee awarded performance share units as described in last year’s proxy statement. In order to earn a 100% payout under the 2010 program, the Company’s actual earnings per share in the last year of the four-year performance period must equal or exceed fiscal year 2009 earnings per share multiplied by the compounded average annual growth rate in the U.S. Gross National Product plus three percentage points over the four-year performance period. We target growth in earnings per share which exceeds the growth in the economy because we believe this focus on above-market growth over the long-term performance period drives participants in the program to produce superior financial returns for our stockholders. The payout is made primarily in common stock, with a portion paid in cash to cover tax obligations of participants.

No performance share awards were made to the named executive officers in fiscal 2011. Outstanding performance share units are set forth in the Outstanding Equity Awards at Fiscal Year-End table on page 35.

As described in last year’s proxy statement, at the completion of fiscal 2010, the four-year performance period for the 2007 performance shares program ended, and the Committee determined that a 96% payout was achieved. The 60% portion of the earned 2007 plan award was paid at the end of fiscal 2010 and the remaining 40% portion was subject to an additional one year service requirement, which was met at the end of fiscal 2011. The payout of the 40% portion of the earned 2007 performance share awards to named executive officers is set forth in the Option Exercises and Stock Vested table on page 37.

Stock Options Program. Our stock option awards provide long-term focus and are the primary form of long-term stock compensation for a broader group of key employees. Our stock option awards are issued at no less than fair market value on the date of the award and generally vest over a period of three years. We do not pay dividend equivalents on stock options and do not “reprice” awards. Our Board and stockholders approved our 2011 Stock Option Plan during fiscal 2011, succeeding the 2001 Stock Option Plan.

Although an important incentive, stock options represent a smaller portion of long-term stock compensation for the named executive officers, and generally represent 5-15% of their total compensation. As part of our triennial award cycle, in early fiscal 2011, the Committee awarded stock options as follows: D. N. Farr-250,000; W. J. Galvin-125,000; E. L. Monser-130,000; F. J. Dellaquila-95,000; C. A. Peters-120,000; C. W. Ashmore-100,000; and F. L. Steeves-110,000. The Committee determined that these amounts are consistent with targeting 5-15% of total compensation in the form of stock options.

Restricted Stock Program. Our restricted stock program is designed to retain key executives and future leaders of the Company and participation in the program is highly selective. The Committee views this program as an important management succession planning and retention tool. The objective is to lock in top executives and their potential replacements identified through the succession planning process. Restricted stock, along with stock options, supplement performance shares to achieve the target of long-term compensation in the median range of market compensation, and in some cases may provide compensation above the median range. Restricted stock generally represents 5-20% of the named executive officers’ total compensation. Restricted stock provides participants with dividends and voting rights beginning on the award date. There is no set frequency of restricted stock awards, and they are granted with long-term cliff vesting periods of up to ten years and no less than three years.

As reported in last year’s proxy statement, in October 2010, the Committee awarded 80,000 shares of restricted stock to Mr. Farr, reflecting the outstanding performance of the Company in 2010. In addition, the Committee awarded Messrs. Ashmore and Steeves 15,000 and 10,000 shares of restricted stock, respectively, in recognition of their individual contributions and performance. Succession planning and retention continue to be key considerations of the Committee in its review of the total compensation of the named executive officers. The Committee believes these awards help meet the Company’s retention and succession planning needs. In making these awards, the Committee took into account the continued financial success of the Company under these key leaders, their valuable and seasoned experience and the challenges the Company faces in its efforts to continue its financial success in the future.

Given the record performance in 2011 and each individual’s contribution and performance, in October 2011, the Committee granted shares of restricted stock as follows: D. N. Farr-80,000; E. L. Monser-5,000; F. J. Dellaquila-15,000; C. A. Peters-5,000; C. W. Ashmore-5,000; and F. L. Steeves-5,000.

Total Compensation

In the Committee’s judgment, Mr. Farr’s total compensation reflects the Company’s performance under his leadership as well as his individual performance, and his total compensation is in the median range of competitive market pay. The combination of the performance share awards, stock option awards and annual cash bonus represents performance based compensation of approximately 69% of Mr. Farr’s total compensation. For the other named executive officers, except for Mr. Galvin, the combination of the performance shares, stock option awards and annual cash bonus awarded by the Committee represents performance based compensation for the named executive officers of approximately 70-80% of their total compensation. These performance based incentives, and the way we allocate them, reward the named executive officers for the achievement of outstanding long-term Company performance, which builds stockholder value.

The table below illustrates how total compensation for our named executive officers for fiscal 2011 was allocated between performance based and fixed components, how performance based compensation is allocated between annual and long-term components, and how total compensation is allocated between cash and equity components. These percentages are based on annualized total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the Summary Compensation Table and supplemental tables.

	Fiscal 2011 Total Compensation Mix*
			Percentage of
	Percentage of Total		Performance Based		Percent of Total
	Compensation that is:		Total that is:		Compensation that is:
	Performance			Long-
Name	Based	Fixed	Annual	Term	Cash	Equity
D. N. Farr	69%	31%	28%	72%	29%	71%

W. J. Galvin	36%	64%	59%	41%	35%	65%

E. L. Monser	80%	20%	24%	76%	33%	67%

F. J. Dellaquila	80%	20%	33%	67%	43%	57%

C. A. Peters	80%	20%	27%	73%	36%	64%

C. W. Ashmore	75%	25%	29%	71%	37%	63%

F. L. Steeves	79%	21%	27%	73%	39%	61%

*	The percentage ranges in the table above are based on amounts for annualized base salary, annual bonus and long-term compensation (performance shares, stock options and restricted stock). Other forms of compensation that are shown in the Summary Compensation Table were not included. Annualized values for long-term stock compensation as determined by our compensation consultant are based on the fair value at grant of awards annualized over the triennial award cycle for performance shares and stock options and over the vesting terms for restricted stock. The competitive data we use is calculated in the same manner. For purposes of this table, (i) annual bonus, performance shares and stock options are performance based compensation, (ii) performance shares and stock options are long-term, performance based compensation, (iii) base salary and annual bonus are the only forms of cash compensation, and (iv) performance shares, stock options and restricted stock are equity compensation.

Summary Compensation Table Analysis

Please see the “Summary Compensation Table” on page 32 and the supplemental compensation tables for a quantitative summary of the compensation of our named executive officers. As a result of our multi-year award cycles, the numbers in our Stock Awards and Option Awards columns, and therefore the Total column, in the Summary Compensation Table will fluctuate from year to year. The 2010 Stock Awards column reflects the full grant date value of triennial awards made in 2010 under the 2010 performance shares program and which cover the four-year performance period beginning on October 1, 2010 and ending on September 30, 2013. Performance share awards were not made in fiscal 2011 or 2009. SEC rules require that the entire grant date fair value be included in the table in the year of grant even though payout of these awards is contingent upon the Company’s financial performance over a four-year performance period and a portion is contingent upon completing an additional year of service. Those amounts do not correspond to the actual value that will be realized by the named executive officers. The supplemental tables reflect the payout of the 40% portion of earned awards subject to an additional year of service under the 2007 performance shares program. In addition, the 2011 Option Awards column reflects the full grant date value of triennial options awards made in 2011; no such awards were made in 2010.

The amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation column of the Summary Compensation Table in part reflect the change in the discount rate from year to year with the reported amounts reflecting higher values than would otherwise be reported due to a decrease in the applicable discount rate in each year. No changes were made in the method of calculating benefits under the plans, and no additional benefits were awarded. See footnote (4) to the Summary Compensation Table on page 32 for additional detail.

Total compensation shown for 2011 is lower than 2010 even though our financial performance improved. The totals in the Summary Compensation Table for 2010 include larger amounts primarily as a result of the 2010 performance share awards as discussed above and the other changes described herein. The three-year average column reflects the average of reported compensation for our named executive officers over our triennial award cycle.

Alignment with Stockholder Interests

We believe our balanced executive compensation program, coupled with our stock ownership guidelines and “clawback” policy, aligns the interests of our executives with stockholders by encouraging long-term superior performance, without encouraging excessive or unnecessary risk taking.

Our long-standing compensation philosophy is a key component of our history of sustainable growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the long term. As shown in the Fiscal 2011 Total Compensation Mix table above, our compensation for our senior management is primarily based on performance over a long-term period. Under the performance shares program, earnings per share performance over the four-year performance period is required to earn compensation, which drives long-term decision making, discourages adverse risk taking that may occur due to year-over-year performance measurements, and rewards for growth over the long term. Our restricted stock and option awards have long vesting terms that reward participants for increased value over the vesting terms. Annual cash amounts are limited and subject to Committee discretion, which discourages short-term risk taking.

The significant stock ownership of our named executive officers reflects their commitment to the Company for the long term. Our executive stock ownership guidelines provide that our Chief Executive Officer should generally hold Emerson stock, including share equivalents and shares in retirement accounts and restricted stock, equal to at least five times base salary. For our Chief Financial Officer the amount is three times, and for other named executive officers the amount is one time. Named executive officers generally have five years from the later of the date of the policy or becoming named executive officers to meet the guidelines. The Committee has discretion to adjust the guidelines for executives who are age 60 or over. The Compensation Committee monitors the stock ownership of the named executive officers, which substantially exceeds the guidelines. Based on beneficial ownership of Emerson stock, as shown on page 6, and the closing stock price at fiscal year end, the named executive officers’ holdings of Emerson stock are valued at multiples of between approximately 15 to 80 times their respective base salaries. Our stock trading policy also requires elected Company officers to obtain written permission from two other senior executives before engaging in transactions in Emerson stock.

Our clawback and anti-hedging policies further align the interests of our executives with stockholders. Under our clawback policy, our Board may in certain cases reduce or cancel, or require recovery of, any executive officer’s annual bonus or long-term incentive compensation award, or portions thereof, if the Board determines that such award should be adjusted because that executive officer has engaged in intentional misconduct that has led to a material restatement of the Company’s financial statements. Under our anti-hedging policy, our executives (as well as our Directors) are prohibited from engaging in the following transactions (which could hedge or offset decreases in the market value of our common stock): short selling, put or call options, forward sale or purchase contracts, equity swaps and exchange funds.

Severance, Executive Termination and Retirement

Emerson does not provide employment agreements, severance agreements, or golden parachute agreements for the named executive officers. The terms of all executive terminations and retirements are determined individually based on specific facts and circumstances at the time of such events, and not on formulaic rules. In general, we follow these principles:

•	We do not pay lump sum, non-forfeitable cash severance payments.

•	Departing executives sign extended non-competition, non-solicitation and confidentiality agreements, or reaffirm existing agreements on these matters.

•	As permitted under stockholder-approved plans, departing plan participants, including named executive officers, may have additional time to exercise previously granted stock options, with accelerated vesting for retirees. However, the additional time cannot exceed the time permitted in the original grants.

•	The Committee may also allow continuation (without accelerated vesting) of previously granted long-term performance shares or restricted stock awards, which would be paid if and when the Company achieves specified performance targets or time vesting requirements are met.

•	Executives forfeit these awards if they breach their non-competition, non-solicitation or confidentiality agreements.

In 2006, the Committee adopted an Executive Officer Severance Policy, reflecting these principles. In addition to the foregoing principles, the Executive Officer Severance Policy provides that the Company shall not implement individual severance or change of control agreements providing certain benefits (as described in the Policy) to any of the named executive officers in excess of 2.99 times the sum of the officer’s then current base salary and most recently earned cash bonus without stockholder ratification. The Executive Officer Severance Policy can be found on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance.

Change of Control

Emerson has no employment agreements, severance agreements or golden parachute agreements with the named executive officers. If a change of control occurs, we protect all employees who participate in long-term stock plans, the Savings Investment Restoration Plan and the Pension Restoration Plan as described under “Potential Payments Upon Termination or Change of Control” at page 40 below. To provide this protection, we generally accelerate vesting of stock awards and pay accrued benefits under the Savings Investment Restoration Plan and the Emerson Pension Restoration Plan. We do not credit additional years of service under any plans, or continue medical or other benefits. We do not make additional cash payments related to stock compensation plans, although stock awards vest upon a change of control. We do not increase payouts to cover payment of taxes and do not provide tax gross-ups.

As described above under “Stock Option Program,” our Board and stockholders approved our 2011 Stock Option Plan last year, which added a “double trigger” for vesting following a change of control.

Security and Perquisites

We provide security services to help ensure the safety of all employees while they are on Company business. Due to increased security risks that are inherent in senior executive positions, we provide the named executive officers with residential security monitoring and personal security as needed. The Company’s security policy and the Committee require that the CEO use the Company aircraft for all business and personal travel. On a very limited basis, other named executive officers have access to Company aircraft for personal use subject to reimbursement at first class rates. The Company also provides leased cars, club memberships and financial planning for executives. These are long-standing perquisites which assist in retaining and attracting executives and which we believe are similar to those often provided to executives at other similarly-sized companies. Named executive officers and other employees may receive Company tickets for sporting or other events. The Committee reviews these perquisites annually. Total perquisite costs and related information appear in the Summary Compensation Table at page 32 below. The Company does not provide any reimbursement for taxes on perquisites provided to its named executive officers.

Other Benefits

The named executive officers are eligible for medical, life and disability insurance, and other Company-provided benefits that are generally available to all other employees, including the Company’s charitable matching gifts program. Retirement plans for U.S. employees may be qualified defined-benefit pension plans, 401(k) plans and/or profit-sharing plans as determined by each business unit’s competitive market. The Company continues to maintain a defined-benefit pension plan for a majority of U.S. employees. These other benefits are available to the named executive officers, as follows:

•	A qualified 401(k) savings plan and a non-qualified savings plan which allows participating executives to defer up to 20 percent of their cash compensation and continue to receive the Company match after they reach the Internal Revenue Service (“IRS”) qualified plan limits.

•	A qualified defined-benefit pension plan and a non-qualified defined-benefit pension plan (the “Pension Restoration Plan”) which provides benefits based on the qualified plan without regard to IRS limits and does not provide additional credited years of service. Participation in the Pension Restoration Plan is by award and based on the executive’s individual contributions and long-term service to the Company.

•	A group term life insurance policy under the same terms as other employees and a term life insurance policy which was converted from the former split dollar program.

•	A voluntary annual physical paid for by the Company.

Regulatory Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s other named executive officers, other than the Chief Financial Officer, who are employed as of the end of the fiscal year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). The Company’s incentive compensation plans are designed to qualify under Internal Revenue Code Section 162(m) to ensure tax deductibility. However, restricted stock awards do not qualify under Section 162(m) and the Committee retains the flexibility to design and administer compensation programs that are in the best interests of Emerson and its stockholders.

Annual bonuses for our named executive officers are discretionary, subject to maximum bonus amounts based on the achievement of the Section 162(m) performance objectives established by the Committee annually. These objectives are selected by the Committee from among the performance objectives in the annual incentive plan but are not communicated to participants as individual performance targets. For fiscal 2011, the performance objective was earnings per share and the maximum amount of bonus that could be paid to each covered named executive officer was as follows: D. N. Farr-$6 million; Messrs. W. J. Galvin and E. L. Monser-$3 million each; and Messrs. F. J. Dellaquila, C.A. Peters, C. W. Ashmore and F. L. Steeves-$2 million each. The Committee may exercise “negative discretion” to reduce the award based on an assessment of Company and individual performance. For 2011 the Committee awarded less than the maximum amount. We have also adopted amendments to our compensation plans to comply with the requirements of Internal Revenue Code Section 409A, which requires that nonqualified deferred compensation arrangements must meet specific requirements.

In accordance with FASB ASC Topic 718, for financial statement purposes, we expense all equity-based awards over the period earned based upon their estimated grant date fair value, or subsequently, depending on the terms of the award. FASB ASC Topic 718 has not resulted in any significant changes in our compensation program design.

Equity Compensation Grant Practices

The Committee approves all grants of equity compensation, including performance shares, stock options and restricted stock, to executive officers of the Company, as defined in Section 16 of the Exchange Act. All elements of executive officer compensation are reviewed by the Committee annually at its October meeting. Generally, the Company’s awards of performance shares, stock options and restricted stock are made at that meeting, but may be made at other meetings of the Committee. The Committee meeting date, or the next business day if the meeting falls on a non-business day, is the grant date for stock option, performance share and restricted stock awards. The Company may also make awards of stock options in connection with acquisitions or promotions, or for retention purposes. Under the Company’s stock option plans, the Committee may delegate to the Company’s CEO the authority to grant stock options to any employees of the Company other than executive officers of the Company as that term is defined in Section 16 of the Exchange Act. The Committee has exercised this authority and delegated to the CEO the ability to make stock option grants (1) to employees other than corporate officers and business unit Presidents, subject to the Committee’s prior approval of the aggregate number of options awarded, and (2) in connection with retention, promotion and acquisitions, which he uses on an infrequent basis. This delegation of authority does not extend to executive officers or other officers who are subject to the Company’s trading blackout policy.

Compensation Committee Report

The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that serves the interests of the Company and its stockholders. For a discussion of the Compensation Committee’s policies and procedures, see “Compensation Committee” at page 10 above.

Management of the Company has prepared the Compensation Discussion and Analysis describing the Company’s compensation program for senior executives, including the named executive officers. See “Compensation Discussion and Analysis” beginning on page 18 above. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2011 (included in this proxy statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the fiscal year ended September 30, 2011, for filing with the Securities and Exchange Commission.

Compensation Committee

R. L. Stephenson, Chair
C. A. H. Boersig
W. R. Johnson
J. W. Prueher

Summary Compensation Table

The following information relates to compensation received or earned by our Chief Executive Officer, our Chief Financial Officer and each of our other five most highly compensated executive officers for the last fiscal year (the “named executive officers”).

						Change in
						Pension Value
						and
						Nonqualified
						Deferred
					Option	Compensation	All Other		Three-Year
	Fiscal			Stock Awards	Awards	Earnings	Compensation		Average
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)	($)(6)
D. N. Farr	2011	1,225,000	2,400,000	4,264,800	2,697,500	1,730,000	469,300	12,786,600
Chairman of the Board and	2010	1,187,500	2,200,000	19,081,600	—	1,862,000	474,865	24,805,965
Chief Executive Officer (7)	2009	1,168,750	1,500,000	3,735,000	—	3,598,000	496,237	10,497,987
									16,030,184

W. J. Galvin	2011	755,000	1,175,000	—	1,348,750	1,490,000	123,931	4,892,681
Vice Chairman and former	2010	722,500	1,025,000	5,781,000	—	1,435,000	125,056	9,088,556
Chief Financial Officer(7)(8)	2009	716,250	800,000	373,500	399,000	2,131,000	145,627	4,565,377
									6,182,205

E. L. Monser	2011	642,000	900,000	—	1,402,700	443,000	194,371	3,582,071
President and Chief	2010	612,500	780,000	6,221,600	—	390,000	122,833	8,126,933
Operating Officer(9)	2009	606,250	600,000	373,500	319,200	428,000	139,440	2,466,390
									4,725,131

F. J. Dellaquila	2011	500,000	800,000	—	1,025,050	72,000	93,687	2,490,737
Senior Vice President and	2010	428,333	590,000	4,402,960	—	82,000	78,972	5,582,265
Chief Financial Officer(8)									N/A

C. A. Peters	2011	580,000	850,000	—	1,294,800	721,000	129,262	3,575,062
Senior Executive Vice	2010	552,500	750,000	4,799,520	—	736,000	96,366	6,934,386
President(7)	2009	546,250	585,000	747,000	319,200	977,000	114,830	3,289,280
									4,599,576

C. W. Ashmore	2011	525,000	725,000	799,650	1,079,000	56,000	99,443	3,284,093
Executive Vice President -
Planning and
Development(10)									N/A

F. L. Steeves	2011	595,000	725,000	533,100	1,186,900	36,000	71,462	3,147,462
Executive Vice President,	2010	570,000	640,000	3,910,720	—	35,000	69,189	5,224,909
Secretary and General	2009	565,000	500,000	—	259,350	33,000	70,284	1,427,634
Counsel(11)									3,266,668

(1)	Represent bonus amounts paid after the end of the fiscal year with respect to that fiscal year’s performance.

(2)	The amounts relate to awards of performance shares and restricted stock, as applicable. See the Grants of Plan-Based Awards table at page 34 below for information on awards granted in fiscal 2011. The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual value that will be realized by the named executive officers. For performance share awards, the grant date fair value included assumes that the maximum award is earned. See Note 14 to the Company’s fiscal year 2011 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts under FASB ASC Topic 718.

(3)	The amounts relate to awards made in the fiscal year and reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amount that will be realized upon exercise by the named executive officers. See Note 14 to the Company’s fiscal year 2011 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts under FASB ASC Topic 718.

(4)	Includes for each fiscal year the aggregate change in the actuarial present value of the named executive officers’ accumulated benefits under the Company’s defined benefit pension plans. Amounts shown in part reflect higher values associated with a decrease in the applicable discount rate in each year. No changes were made in the method of calculating benefits under the plans, and no additional benefits were awarded.

(5)	Includes the following amounts for 2011:

Name	Perquisites(a)	Savings Plan(b)	Life Insurance(c)	Charitable Match(d)	Total(e)
D. N. Farr	$361,614	$84,961	$12,725	$10,000	$469,300
W. J. Galvin	$44,832	$44,479	$24,620	$10,000	$123,931
E. L. Monser	$137,559	$36,694	$20,068	$50	$194,371
F. J. Dellaquila	$44,427	$27,198	$12,062	$10,000	$93,687
C. A. Peters	$78,394	$33,234	$12,634	$5,000	$129,262
C. W. Ashmore	$53,962	$28,813	$6,668	$10,000	$99,443
F. L. Steeves	$19,695	$30,860	$10,907	$10,000	$71,462

(a)	The perquisites provided are: tax and financial planning, leased Company car, club dues, annual physical, tickets for sporting or other events and costs related to personal security provided to each of the named executive officers under the Company’s security program. The Company’s security program and the Board of Directors require that the Chairman and Chief Executive Officer use Company aircraft for all business and personal air travel. The Company also provides limited personal use of Company aircraft outside of the security program requirements to the named executive officers, who reimburse the Company at first class rates. Amounts for personal use of Company aircraft represent the incremental cost to the Company, calculated based on the variable operating costs per hour of operation, which include fuel costs, maintenance, and associated travel costs for the crew, less any reimbursements. For Messrs. Farr, Monser and Peters, the incremental amounts of personal use of Company aircraft were $304,007, $95,970 and $45,473, respectively, which is included in the perquisites amount above.

(b)	Contributions by the Company for the named executive officers to the Company’s savings plans.

(c)	Premiums paid by the Company on behalf of the named executive officers for term life insurance.

(d)	Matching contributions under the Company’s charitable matching gifts program which matches charitable gifts of up to $10,000 for all employees of the Company.

(e)	None of these amounts was grossed up for taxes.

(6)	This number is the arithmetic average of total compensation for the three years displayed in the table.

(7)	Messrs. Farr, Galvin and Peters do not receive any separate compensation for service as Directors.

(8)	Mr. Dellaquila succeeded Mr. Galvin as Chief Financial Officer in February 2010.

(9)	Mr. Monser became President in October 2010.

(10)	Mr. Ashmore became Executive Vice President-Planning and Development in October 2009.

(11)	Mr. Steeves became Executive Vice President in October 2011.

Grants of Plan-Based Awards

The following table provides information about equity awards granted to the named executive officers in fiscal 2011. There are no amounts in the table under “Estimated Future Payouts Under Equity Incentive Plan Awards” because there were no performance share awards granted to the named executive officers in fiscal 2011.

		Estimated Future Payouts Under Equity				All Other
		Incentive Plan Awards				Option		Grant
					All Other	Awards:	Exercise	Date Fair
					Stock Awards:	Number of	or Base	Value of
					Number of	Securities	Price of	Stock and
					Shares of	Underlying	Option	Option
	Grant				Stock or	Options	Awards	Awards
Name	Date	Threshold (#)	Target (#)	Maximum (#)	Units (#)(1)	(#)(2)	($/Sh)(3)	($)(4)
D. N. Farr	10/4/2010	N/A	N/A	N/A	80,000			4,264,800
	10/4/2010	N/A	N/A	N/A		250,000	53.31	2,697,500

W. J. Galvin	10/4/2010	N/A	N/A	N/A		125,000	53.31	1,348,750

E. L. Monser	10/4/2010	N/A	N/A	N/A		130,000	53.31	1,402,700

F. J. Dellaquila	10/4/2010	N/A	N/A	N/A		95,000	53.31	1,025,050

C. A. Peters	10/4/2010	N/A	N/A	N/A		120,000	53.31	1,294,800

C. W. Ashmore	10/4/2010	N/A	N/A	N/A	15,000			799,650
	10/4/2010	N/A	N/A	N/A		100,000	53.31	1,079,000

F. L. Steeves	10/4/2010	N/A	N/A	N/A	10,000			533,100
	10/4/2010	N/A	N/A	N/A		110,000	53.31	1,186,900

(1)	Includes restricted stock granted in fiscal 2011 under the 2006 Incentive Shares Plan which cliff vests over 5, 5 and 8 years from the date of grant for Messrs. Farr, Ashmore and Steeves, respectively. Please see “Restricted Stock Program” at page 26 above for additional information regarding restricted stock awards.

(2)	Grant of qualified and nonqualified stock options, vesting over 3 years, under our 2001 Stock Option Plan.

(3)	Under our 2001 Stock Option Plan, the exercise price is based on the average of the high and low market prices of the Company’s common stock on the date of grant.

(4)	Includes the grant date fair value of awards of restricted stock and stock options computed in accordance with FASB ASC Topic 718, applying the same valuation model and assumptions applied for financial reporting purposes. These amounts do not correspond to the actual value that will be realized by the named executive officers. For restricted stock and stock options, the aggregate amount that the Company would expense in its yearly financial statements over the vesting period is equal to the grant date fair value reported above. See Note 14 to the Company’s fiscal year 2011 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options, performance shares and restricted stock by our named executive officers at the end of fiscal 2011. This table includes unexercised stock options, unvested restricted stock and performance shares with performance conditions that have not been satisfied.

	Option Awards							Stock Awards
											Equity
											Incentive
											Plan
											Awards:
											Number of
											Unearned	Equity
											Shares,	Incentive Plan
									Number of		Units or	Awards: Market
		Number of		Number of					Shares or	Market Value	Other	or Payout Value
		Securities		Securities					Units of	of Shares or	Rights	of Unearned
		Underlying		Underlying					Stock That	Units of	That Have	Shares, Units or
		Unexercised		Unexercised		Option	Option		Have Not	Stock That	Not	Other Rights
	Date of	Options (#)		Options (#)		Exercise	Expiration	Date of	Vested	Have Not	Vested	That Have Not
Name	Award	Exercisable(1)		Unexercisable(1)		Price ($)	Date	Award	(#)	Vested ($)(7)	(#)(8)	Vested ($)(7)
D. N. Farr	1/16/02	174,288				26.4150	1/16/2012	(6)	470,000(6)	19,415,700
	10/5/04	250,000				31.6275	10/5/2014
	10/1/07	200,000				53.8350	10/1/2017	10/5/09			450,000	18,589,500
	10/4/10			250,000	(5)	53.3100	10/4/2020

W. J. Galvin	1/16/02	21,660	(2)			26.4150	1/16/2012	(6)	240,000(6)	9,914,400
	10/5/04	170,000	(3)			31.6275	10/5/2014
	10/1/07	130,000				53.8350	10/1/2017
	2/19/09	66,666	(4)	33,334	(4)	30.0250	2/19/2019
	10/4/10			125,000	(5)	53.3100	10/4/2020

E. L. Monser	1/16/02	40,000				26.4150	1/16/2012	(6)	60,000(6)	2,478,600
	10/5/04	100,000				31.6275	10/5/2014
	10/1/07	100,000				53.8350	10/1/2017
	2/19/09	53,333	(4)	26,667	(4)	30.0250	2/19/2019	10/5/09			175,000	7,229,250
	10/4/10			130,000	(5)	53.3100	10/4/2020

F. J. Dellaquila	1/16/02	3,334				26.4150	1/16/2012	(6)	30,000(6)	1,239,300
	10/5/04	10,000				31.6275	10/5/2014
	10/1/07	15,000				53.8350	10/1/2017	10/5/09			80,000	3,304,800
	2/19/09	10,000	(4)	5,000	(4)	30.0250	2/19/2019	2/1/10			20,000	826,200
	10/4/10			95,000	(5)	53.3100	10/4/2020

C. A. Peters	10/1/07	100,000				53.8350	10/1/2017	(6)	60,000(6)	2,478,600
	2/19/09	53,333	(4)	26,667	(4)	30.0250	2/19/2019
	10/4/10			120,000	(5)	53.3100	10/4/2020	10/5/09			135,000	5,576,850

C. W. Ashmore	1/16/02	10,000				26.4150	1/16/2012	(6)	50,000(6)	2,065,500
	10/5/04	20,000				31.6275	10/5/2014
	10/1/07	40,000				53.8350	10/1/2017	10/5/09			100,000	4,131,000
	2/19/09	46,666	(4)	23,334	(4)	30.0250	2/19/2019
	10/4/10			100,000	(5)	53.3100	10/4/2020

F. L. Steeves	4/3/07	100,000				42.9100	4/3/2017	(6)	20,000(6)	826,200
	2/19/09	21,667	(4)	21,667	(4)	30.0250	2/19/2019
	10/4/10			110,000	(5)	53.3100	10/4/2020	10/5/09			110,000	4,544,100

(1)	Consists of stock options granted under the Company’s stock option plans.

(2)	Includes 21,660 options which were transferred to The Galvin Family Trust for estate planning purposes. For additional information on The Galvin Family Trust, see footnote (7) under Stock Ownership of Directors and Executive Officers.

(3)	Includes 160,520 options which were transferred to The Galvin Family Trust for estate planning purposes. For additional information on The Galvin Family Trust, see footnote (7) under Stock Ownership of Directors and Executive Officers.

(4)	The options became exercisable in three equal annual installments beginning on February 19, 2010.

(5)	The options became exercisable in three equal annual installments beginning on October 4, 2011.

(6)	Consists of restricted stock for each of the named executive officers which vests as follows:

	Number of	Vesting Term
Name	Shares	(in years)	Grant Date	Vesting Date
D. N. Farr	110,000	6	10/4/2005	10/4/2011
	100,000	10	10/1/2002	10/1/2012
	80,000	5	10/5/2009	10/5/2014
	80,000	5	10/4/2010	10/4/2015
	100,000	10	10/7/2008	10/7/2018

W. J. Galvin	50,000	6	10/4/2005	10/4/2011
	30,000	4	11/5/2007	11/5/2011
	150,000	3	10/5/2009	10/5/2012
	10,000	4	10/7/2008	10/7/2012

E. L. Monser	20,000	10	11/4/2002	11/4/2012
	20,000	8	11/7/2006	11/7/2014
	10,000	8	10/1/2007	10/1/2015
	10,000	7	10/7/2008	10/7/2015

F. J. Dellaquila	10,000	10	10/7/2008	10/7/2018
	20,000	10	10/5/2009	10/5/2019

C. A. Peters	40,000	10	10/4/2005	10/4/2015
	20,000	10	10/7/2008	10/7/2018

C. W. Ashmore	10,000	10	10/1/2001	10/1/2011
	15,000	5	10/4/2010	10/4/2015
	25,000	10	5/6/2008	05/6/2018

F. L. Steeves	10,000	10	10/1/2007	10/1/2017
	10,000	8	10/4/2010	10/4/2018

(7)	Based on the closing market price of the Company’s common stock of $41.31 on September 30, 2011.

(8)	Consists of performance share awards granted in fiscal 2010 under the 2010 performance shares program (under our 2006 Incentive Shares Plan), which are subject to the achievement of the financial target for the performance period ending September 30, 2013. The target and maximum number of shares that can be earned under these awards are shown in this column. Participants cannot earn greater than 100% of the maximum, regardless of the extent to which actual Company performance exceeds the target. Payout for a performance period is made as soon as practicable after the achievement of the performance target, provided that the Committee may establish additional vesting conditions for retention purposes. Earned performance shares are paid to participants in stock, with a portion paid in cash to cover tax obligations of participants. Under the 2010 performance shares program, 60% of any earned performance share units will be paid at the end of the four-year performance period, and the remaining 40% will be paid one year later, subject to continued service. See “Performance Shares Program” at page 25 above for additional information regarding the program and additional detail on performance shares, including how the shares are earned.

Option Exercises and Stock Vested

The following table provides information for fiscal 2011 for our named executive officers on (1) stock option exercises during fiscal 2011, including the number of shares acquired on exercise, (2) payout of the remaining 40% portion of the earned 2007 performance share awards, which was subject to the satisfaction of an additional one year service requirement, and (3) the vesting of restricted stock, and, in each case, the values realized therefrom.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized	Acquired		Value Realized
	Acquired on	on Exercise	on Vesting		on Vesting
Name	Exercise (#)	($)(1)	(#)		($)(4)
D. N. Farr	75,712	2,033,708	176,640	(2)	7,469,222
			120,000	(3)	6,397,200

W. J. Galvin	91,680	2,687,180	76,800	(2)	3,247,488
			20,000	(3)	1,066,200

E. L. Monser	—	—	61,440	(2)	2,597,990
			20,000	(3)	1,066,200

F. J. Dellaquila	6,666	179,682	20,736	(2)	876,822

C. A. Peters	100,000	2,195,750	46,080	(2)	1,948,493
			60,000	(3)	3,198,600

C. W. Ashmore	—	—	23,040	(2)	974,246

F. L. Steeves	—	—	34,560	(2)	1,461,370

(1)	Values for stock options represent the difference between the exercise price of the options and the market price of the Company’s common stock at exercise, based on the average of the high and low market prices on the day of exercise.

(2)	Numbers reflect the payout of the 40% portion of the performance shares granted under the 2007 performance shares program. The performance shares were subject to the achievement of the financial target for the four-year period ended September 30, 2010, and the percentage earned was 96%. The performance shares shown are the 40% portions of the earned 2007 performance share awards which were subject to an additional one year service requirement and were paid out at the end of fiscal 2011.

(3)	Represents the vesting of 120,000, 20,000, 20,000 and 60,000 shares of restricted stock with ten-year vesting terms for Messrs. Farr, Galvin, Monser, and Peters, respectively.

(4)	Values realized for performance shares earned reflect the market value based on the average of the high and low market prices ($42.285) on September 30, 2011. Value realized for restricted stock described in footnote (3) above reflects the market value based on the average of the high and low market prices on October 4, 2010, the first business day following the date of vesting.

Pension Benefits

The table below presents information on the pension benefits for the named executive officers under each of the following pension plans.

Emerson Retirement Plan

The Emerson Electric Co. Retirement Plan is a tax-qualified retirement program that covered approximately 75,000 participants as of September 30, 2011. As applicable to the named executive officers, the plan provides benefits based primarily on a formula that considers the highest consecutive five-year average of the executive’s annual cash earnings (final average earnings). Earnings for this plan include base salary plus bonus payments, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($245,000 for fiscal 2011).

The formula provides an annual benefit accrual for each year of service of 1.0% of final average earnings up to “covered compensation” and 1.5% of final average earnings in excess of “covered compensation,” limited to 35 years of service. When the employee has attained 35 years of service, the annual accrual is 1.0% of final average earnings. “Covered compensation” is based on the average of Social Security taxable wage bases, and varies per individual based on Social Security retirement age. A small portion of the accrued benefits payable from the Emerson Retirement Plan for Messrs. Farr, Galvin, Peters and Ashmore includes benefits determined under different but lesser pension formulas for periods of prior service at various Company business units.

The accumulated benefit that an employee earns over his or her career with the Company is payable upon retirement on the basis of an annuity on a monthly basis for life with a guaranteed minimum term of five years. The normal retirement age is defined for this plan as 65. Employees are eligible to retire early under the plan once they have attained age 55 and 10 years of service. As of September 30, 2011, Messrs. Farr, Galvin, Monser and Peters have met the eligibility requirements for early retirement under the Plan. In the event the employee retires before normal retirement age, the accrued benefit is reduced for the number of years prior to age 65 that the benefit commences (4% for each of the first 5 years that retirement precedes age 65, and 5% for each year thereafter). Employees vest in their accrued benefit after 5 years of service. The Plan provides for spousal joint and survivor annuity options. No employee contributions are required.

Benefits under the Emerson Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code (which in fiscal 2011 is $195,000 per year for a single life annuity payable at an IRS-prescribed retirement age). This ceiling may be actuarially adjusted in accordance with IRS rules for items such as other forms of distribution and different annuity starting dates.

Emerson Pension Restoration Plan

The Emerson Electric Co. Pension Restoration Plan is a non-qualified plan that is an unfunded obligation of the Company. Benefits are payable from the Company’s general operating funds. Participation in, and benefits payable from, the Plan are by award, subject to the approval of the Compensation Committee. Messrs. Farr, Galvin, Monser, and Peters have been selected to participate in the Plan. At age 65 or later termination of employment, the Plan will provide a benefit based on the same final average earnings formula as described above for the Emerson Retirement Plan, for all years of service at Emerson, and without regard to the IRS-prescribed limitations on benefits and compensation as described in the Emerson Retirement Plan. The benefit payable from the Pension Restoration Plan is reduced by the benefit received from the Emerson Retirement Plan. Benefits payable from the Pension Restoration Plan are generally payable in the same annuity form as the benefits paid from the Emerson Retirement Plan. In the event a named executive officer leaves the Company before normal retirement age, the benefit payable to the executive is determined in the discretion of the Committee. No pension benefits were paid to any of the named executive officers during fiscal 2011.

The amounts reported in the table below equal the present value of the accumulated benefit at September 30, 2011 for the named executive officers under each plan based upon the assumptions described in footnote (2).

Pension Benefits

		Number	Present	Payments
		of Years Credited	Value of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)
D. N. Farr	Emerson Electric Co. Retirement Plan	31	781,000	—
	Emerson Electric Co. Pension Restoration Plan	31	12,376,000	—

W. J. Galvin	Emerson Electric Co. Retirement Plan	39	1,426,000	—
	Emerson Electric Co. Pension Restoration Plan	39	9,697,000	—

E. L. Monser	Emerson Electric Co. Retirement Plan	10	329,000	—
	Emerson Electric Co. Pension Restoration Plan	10	1,637,000	—

F. J. Dellaquila	Emerson Electric Co. Retirement Plan	21	467,000	—

C. A. Peters	Emerson Electric Co. Retirement Plan	35	769,000	—
	Emerson Electric Co. Pension Restoration Plan	35	3,675,000	—

C. W. Ashmore	Emerson Electric Co. Retirement Plan	21	346,000	—

F. L. Steeves	Emerson Electric Co. Retirement Plan	5	135,000	—

(1)	The number of years of service credited under the plans is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements for the last completed fiscal year. Mr. Monser has 30 years of service with the Company, but only 10 years of credited service under our Retirement Plan as he previously participated in a subsidiary profit sharing plan.

(2)	The accumulated benefit is based on service and earnings (as described above) considered by the plans for the period through September 30, 2011. The present value has been calculated assuming that the named executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the stated form of annuity. Except for the assumption that the executives remain in service and retire at age 65, the present value is based on the assumptions as described in Note 10 to the Company’s fiscal year 2011 financial statements in the Company’s Annual Report on Form 10-K.

Nonqualified Deferred Compensation

The Emerson Electric Co. Savings Investment Restoration Plan (“Savings Investment Restoration Plan”) is a nonqualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Emerson Electric Co. Employee Savings Investment Plan, the Company’s qualified 401(k) plan (the “ESIP”), but could not be provided due to Internal Revenue Code (“IRC”) qualified plan compensation limits.

Participants in the Savings Investment Restoration Plan are individuals who have been designated by the Compensation Committee. Under the Plan, participants may elect to defer up to 20% of compensation and the Company will make matching contributions for participants who elect to defer at least 5% of compensation in an amount equal to 50% of the first 5% of those deferrals (but not to exceed 2.5% of compensation less the maximum matching amount the participant could have received under the ESIP). Compensation generally includes cash pay (base salary plus annual cash bonus) received by a participant, including employee ESIP contributions, and excludes any reimbursements, payments under incentive shares plans, stock option gains, any other stock-based awards and any severance payments. Amounts deferred under the plan (which are 100% vested) will be credited with returns based on the same investment alternatives selected by the participant under the ESIP, which include an Emerson common stock fund and 25 other mutual fund investment alternatives. The Company matching contributions vest 20% each year for the first 5 years of service, after which the participant is 100% vested. The matching contributions are credited to a book-entry account reflecting units equivalent to Emerson stock. There are no “above-market earnings” as all earnings are market-based consistent with the investment funds elected. All deferred amounts and the Company matching contributions are accounted for on the Company’s financial statements and are unfunded obligations of the Company which are paid in cash when benefit payments commence.

Generally, distribution of vested account balances occurs no later than one year following termination of employment in a lump sum. Upon retirement, or in other certain instances, participants may elect to receive their account balances in up to ten equal annual installments. Unvested matching contributions shall be fully vested in the event of (i) retirement with the approval of the Compensation Committee on or after the age of 55, (ii) death or disability, (iii) termination of the plan, or (iv) a change of control of the Company. All or a portion of any participant’s vested account balance may be distributed earlier in the event of an unforeseeable emergency, if approved by the Compensation Committee. For amounts deferred or vested as of December 31, 2004, a participant may receive a distribution of after-tax deferrals upon 30 days notice.

Non-Qualified Deferred Compensation

			Aggregate
	Executive	Registrant	Earnings	Aggregate
	Contributions	Contributions in	in Last	Withdrawals/	Aggregate Balance at Last
	in Last FY	Last FY	FY	Distributions	FYE
Name	($)(1)	($)(1)	($)(1)	($)	($)(2)
D. N. Farr	169,923	78,836	(229,658)	—	4,014,105
W. J. Galvin	177,917	38,354	(55,470)	—	3,529,879
E. L. Monser	113,703	29,514	(53,818)	—	995,848
F. J. Dellaquila	104,996	21,062	14,361	—	1,800,593
C. A. Peters	66,469	27,109	(86,816)	—	1,288,146
C. W. Ashmore	112,188	21,898	(34,629)	—	596,440
F. L. Steeves	82,792	24,734	(20,490)	—	711,724

(1)	Includes amounts contributed by each named executive officer and by the Company, respectively, to the Savings Investment Restoration Plan. Executive and Company contributions in the last fiscal year have been included in the Salary and All Other Compensation columns, respectively, of the Summary Compensation Table. Aggregate earnings under the plan are not above-market and are not included in the Summary Compensation Table.

(2)	Includes amounts reported as compensation for the named executive officers in the Summary Compensation Table for previous years. For fiscal 2011, the amounts referred to in footnote (1) above are included in the Summary Compensation Table as described. The following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table for fiscal 2010 and 2009, respectively (with the Company portion of the aggregate amount in parentheses): Mr. Farr-$195,203 ($60,984), $303,313 ($97,271); Mr. Galvin-$184,058 ($31,912), $226,959 ($40,792); Mr. Monser-$121,235 ($24,318), $114,343 ($30,031); Mr. Peters-$79,109 ($22,286), $96,156 ($28,219); and Mr. Steeves-$173,562 ($20,604), $251,125 ($22,792). For Mr. Dellaquila the amounts for 2010 were $109,962 ($15,509). For prior years, all amounts contributed by a named executive officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

Potential Payments Upon Termination or Change of Control

As described in the Compensation Discussion and Analysis beginning on page 18, the named executive officers do not have any written or oral employment agreements with the Company and have no other agreements that contain severance or “golden parachute” provisions.

The information below generally describes payments or benefits under the Company’s compensation plans and arrangements that would be available to all participants in the plans, including the named executive officers, in the event of the participant’s termination of employment or of a Change of Control of the Company. Any such payments or benefits that a named executive officer has elected to defer would be provided in accordance with the requirements of Internal Revenue Code Section 409A. Payments or benefits under other plans and arrangements that are generally available to the Company’s employees on similar terms are not described.

Conditions and Obligations Applicable to Receipt of Termination/Change of Control Payments

In the event of any termination or Change of Control, all executives participating in stock options, performance shares, restricted stock or the Pension Restoration Plan have the following obligations to the Company.

Stock Options. Named executive officers awarded stock options are obligated to maintain the confidentiality of Company information, to assign to the Company intellectual property rights, and not to compete with, or solicit the employees of, the Company. If these obligations are breached, any unexercised portion of the option will be void and, for options exercised within twelve months prior to the breach, the named executive officer owes the Company the excess of (i) the fair market value of the shares acquired over (ii) the exercise price.

Performance Shares and Restricted Stock. Named executive officers awarded performance shares or restricted stock are obligated not to compete with, or solicit the employees of, the Company during and for two years after termination of employment.

Pension Restoration Plan. If any participating named executive officer is discharged for cause, enters into competition with the Company, interferes with the Company’s relations with a customer, or engages in any activity that would result in a decrease in or loss of sales by the Company, the named executive officer’s rights to benefits under this Plan will be forfeited, unless the Compensation Committee determines that the activity is not detrimental to the Company’s interests.

Additionally, upon retirement and involuntary termination, named executive officers generally execute letter agreements reaffirming their applicable confidentiality, non-competition and non-solicitation obligations and may enter into extended non-competition agreements with the Company.

Payments Made Upon Retirement

Upon retirement, the Company’s compensation plans and arrangements provide as follows:

•	The Compensation Committee has the discretion to determine whether any annual cash bonus award, or any part of it, would be paid, subject to satisfaction of pre-established performance conditions;

•	On an approved retirement, all unvested stock options would vest, and all unexercised options could be exercised for a period of up to five years after retirement, but no longer than the original option term;

•	Upon retirement after age 65, the named executive officer would receive a prorated payout of performance shares, as reasonably determined by the Compensation Committee, subject to satisfaction of pre-established performance conditions, to be paid after the end of the applicable performance period. Before age 65, the Compensation Committee has the discretion to determine whether the named executive officer would receive a prorated, other or no payout of performance shares, which payout would be made after the performance period, subject to the satisfaction of performance conditions;

•	The Compensation Committee has the discretion to determine whether to allow the named executive officer to continue to vest in restricted stock following retirement, or to reduce the vesting period (to not less than three years);

•	If not previously vested, the named executive officer would be vested in Company contributions to his or her Savings Investment Restoration Plan account if retirement occurs with the approval of the Compensation Committee on or after age 55; and

•	Under the Company’s Pension Restoration Plan, a named executive officer’s benefit commences at age 65 (or retirement, if later) and is paid in the form of an annuity on a monthly basis (no lump sum distributions).

Payments Made Upon Death or Disability

Upon death or total disability, the Company’s compensation plans and arrangements provide as follows:

•	The Compensation Committee has the discretion to determine whether any annual cash bonus award, or any part of it, would be paid, subject to satisfaction of pre-established performance conditions;

•	All unvested stock options would vest immediately upon death, and all unexercised options could be exercised for a period of up to one year after death, but no longer than the original option term. Upon termination due to disability, the named executive officer would have up to one year, but no longer than the original option term, to exercise any previously vested options (no accelerated vesting);

•	The Compensation Committee has the discretion to determine whether the named executive officer would receive full, partial or no payout of performance shares, subject to satisfaction of pre-established performance conditions;

•	Awards of restricted stock will be prorated for the period of service during the restriction period and distributed free of restriction at the end of the vesting period and the Compensation Committee has the discretion to determine whether to reduce the vesting period to not less than three years;

•	If not previously vested, the named executive officer would be vested in Company contributions to his or her Savings Investment Restoration Plan account;

•	Upon the death of a named executive officer participating in the Pension Restoration Plan, the surviving spouse would receive, in the form of an annuity payment on a monthly basis commencing at the named executive officer’s date of death, benefits equal to 50% of the actuarially equivalent accrued benefit. Upon termination due to disability, benefits would start when the named executive officer reaches age 65 (or termination, if later) and be paid in the form of an annuity on a monthly basis; and

•	Upon a named executive officer’s death, the beneficiaries would receive proceeds from term life insurance provided by the Company.

Payments Made Upon Other Termination

If the named executive officer’s employment terminates for a reason other than as described above (i.e., voluntary termination, termination for cause or involuntary termination), he or she would only receive:

•	Payment of the vested portion of the named executive officer’s Savings Investment Restoration Plan account, which payment would be made after termination, in a single lump sum.

Under the Company’s compensation plans and arrangements, the Compensation Committee may also, in its discretion, determine whether any of the additional payments or benefits described below would be paid to the named executive officer. However, this exercise of discretion is unlikely to result in the payment of any additional benefits in the case of voluntary quit or termination for cause.

•	The Compensation Committee has the discretion to determine whether any annual cash bonus award, or any part of it, would be paid, subject to satisfaction of pre-established performance conditions;

•	If termination occurs with Company consent, the Compensation Committee may permit the named executive officer to have up to three months after termination, but no longer than the original option term, to exercise any previously vested stock options;

•	The Compensation Committee has the discretion to determine whether the named executive officer would receive full, partial or no payout of performance shares, subject to satisfaction of pre-established performance conditions;

•	The Compensation Committee has the discretion to determine whether to allow the named executive officer to continue to vest in restricted stock following termination, or to reduce the vesting period (to not less than three years); and

•	Subject to the discretion of the Compensation Committee, a named executive officer participating in the Pension Restoration Plan would be eligible to receive his or her vested benefits starting at age 65 (or upon termination, if later), paid in the form of an annuity on a monthly basis.

The estimated amounts of the foregoing benefits, based on certain assumptions regarding the exercise of the Committee’s authority, are identified in the tables below.

Payments Made Upon Change of Control

Upon a Change of Control, the Company’s compensation plans and arrangements provide as follows:

•	Annual cash bonus awards are not paid upon a Change of Control;

•	Generally, all unvested stock options would vest immediately, and all unexercised options could be exercised for their remaining terms. For options under the Company’s 2011 Stock Option Plan, all unvested stock options would become fully exercisable if either the options have not been appropriately assumed by the acquirer, or within two years after the change of control, the optionee is involuntarily terminated other than for cause, the optionee’s title, duties or responsibilities are adversely changed, or the optionee is required to relocate as a condition to continued employment;

•	Performance objectives of outstanding performance share awards would be deemed to be satisfied, with payout to be made immediately;

•	All restricted stock awards would vest immediately;

•	If not previously vested, the named executive officer would be vested in Company contributions to his or her Savings Investment Restoration Plan account, and the vested amount would be paid in a single lump sum; and

•	A named executive officer participating in the Pension Restoration Plan would become fully vested and plan benefits would be paid immediately in a lump sum.

“Change of Control” Definition and Payment Approach

“Change of Control” generally means: (i) the acquisition of beneficial ownership of 20% or more of the Company’s common stock, (ii) individuals who currently make up the Company’s Board of Directors (or who subsequently become

Directors after being approved for election by at least a majority of current Directors) ceasing for any reason to make up at least a majority of the Board, or (iii) approval by the Company’s stockholders of (a) a reorganization, merger or consolidation which results in the ownership of 50% or more of the Company’s common stock by persons or entities that were not previously stockholders; (b) a liquidation or dissolution of the Company; or (c) the sale of substantially all of the Company’s assets. With respect to participants who have deferred payment of earned awards under the 2006 Incentive Shares Plan, the Change of Control must also meet the requirements of Internal Revenue Code Section 409A and any transaction referenced in (iii) must have actually occurred, rather than merely have been approved; and, provided further that, with respect to the Company’s Pension Restoration Plan and Savings Investment Restoration Plan, a Change of Control refers to a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as such terms are defined under Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

As described above, immediately upon a Change of Control, named executive officers may exercise all their outstanding stock options, all their outstanding performance shares will be paid out, and their restricted stock vests. This is the so-called “single” trigger treatment for outstanding equity awards, which does not require an additional, or “double” trigger for receiving the benefit, such as termination or significant change in the named executive officers’ duties as a result of a Change of Control. The Company has believed that “single” trigger treatment is appropriate for equity awards for the following reasons:

•	It provides employees with the same opportunities as stockholders of the Company, who are free to sell their equity at the time of the Change of Control and to realize the value created at the time of the transaction.

•	It ensures that continuing employees are treated the same as terminated employees.

•	It is an effective retention device during Change of Control discussions, especially for more senior executives for whom equity represents a significant portion of their total pay.

•	It is particularly appropriate for performance based equity, given the potential difficulty of replicating or meeting the performance goals after the Change of Control.

Although our equity compensation plans generally contain a “single” trigger, the new 2011 Stock Option Plan, which was approved by stockholders at the last annual meeting, contains a “double” trigger which provides that the options will be triggered if they are not appropriately assumed by an acquirer, but if they are so assumed, are only triggered if within two years of the change of control, the optionee is terminated other than for cause, his or her compensation, title, duties or responsibilities are substantially reduced or adversely affected, or he or she is required to relocate as a condition for continued employment.

Quantification of Payments and Benefits

The following tables quantify the potential payments and benefits upon termination or a Change of Control of the Company for each of the named executive officers, assuming the named executive officer’s employment terminated on September 30, 2011, given the named executive officer’s compensation and service level as of that date and, if applicable, based on the Company’s closing stock price of $41.31 on that date. Other assumptions made with respect to specific payments or benefits are set forth in applicable footnotes to the tables. Due to the number of factors that affect the nature and amount of any payments or benefits provided upon a termination or Change of Control, including, but not limited to, the date of any such event, the Company’s stock price and the named executive officer’s age, any actual amounts paid or distributed may be different. None of the payments set forth below would be grossed-up for taxes.

D. N. Farr

Executive Benefits and				Voluntary or For	Invol. Term. not	Change of
Payments Upon Termination	Retirement ($)	Death ($)	Disability ($)	Cause Term. ($)	for Cause ($)	Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)

Stock Options	—(4)	—(4)	—	—	—	— (4)

Performance Shares	—(5)(6)	—(5)(6)	—(5)(6)	—(2)(5)	—(5)(6)	18,589,500 (7)

Restricted Stock	—(8)	11,484,180(9)	11,484,180(9)	—(8)	—(8)	19,415,700(10)

Pension Restoration Plan	—	—	—	—	—	—(11)

Life Insurance Benefits	—	200,000(12)	—	—	—	—

W. J. Galvin

Executive Benefits and				Voluntary or For	Invol. Term. not	Change of
Payments Upon Termination	Retirement ($)	Death ($)	Disability ($)	Cause Term. ($)	for Cause ($)	Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)

Stock Options	376,174(4)	376,174(4)	—	—	—	376,174(4)

Performance Shares	—(5)(6)	—(5)(6)	—(5)(6)	—(2)(5)	—(5)(6)	—(7)

Restricted Stock	—(8)	7,745,625(9)	7,745,625(9)	—(8)	—(8)	9,914,400(10)

Pension Restoration Plan	—	—	—	—	—	—(11)

Life Insurance Benefits	—	200,000(12)	—	—	—	—

E. L. Monser

Executive Benefits and				Voluntary or For	Invol. Term. Not	Change of
Payments Upon Termination	Retirement ($)	Death ($)	Disability ($)	Cause Term. ($)	for Cause ($)	Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)

Stock Options	300,937(4)	300,937(4)	—	—	—	300,937(4)

Performance Shares	—(5)(6)	—(5)(6)	—(5)(6)	—(2)(5)	—(5)(6)	7,229,250(7)

Restricted Stock	—(8)	1,643,548(9)	1,643,548(9)	—(8)	—(8)	2,478,600(10)

Pension Restoration Plan	—	—	—	—	—	—(11)

Life Insurance Benefits	—	200,000(12)	—	—	—	—

F. J. Dellaquila

Executive Benefits and				Voluntary or For	Invol. Term. Not	Change of
Payments Upon Termination	Retirement ($)	Death ($)	Disability ($)	Cause Term. ($)	for Cause ($)	Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)

Stock Options	56,425(4)	56,425(4)	—	—	—	56,425(4)

Performance Shares	—(5)(6)	—(5)(6)	—(5)(6)	—(2)(5)	—(5)(6)	4,131,000(7)

Restricted Stock	—(8)	289,170(9)	289,170(9)	—(8)	—(8)	1,239,300(10)

Pension Restoration Plan	N/A	N/A	N/A	N/A	N/A	N/A

Life Insurance Benefits	—	200,000(12)	—	—	—	—

C. A. Peters

Executive Benefits and				Voluntary or For	Invol. Term. not	Change of
Payments Upon Termination	Retirement ($)	Death ($)	Disability ($)	Cause Term. ($)	for Cause ($)	Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)

Stock Options	300,937(4)	300,937(4)	—	—	—	300,937(4)

Performance Shares	—(5)(6)	—(5)(6)	—(5)(6)	—(2)(5)	—(5)(6)	5,576,850(7)

Restricted Stock	—(8)	1,239,300(9)	1,239,300(9)	—(8)	—(8)	2,478,600(10)

Pension Restoration Plan	—	—	—	—	—	—(11)

Life Insurance Benefits	—	200,000(12)	—	—	—	—

C. W. Ashmore

Executive Benefits and				Voluntary or For	Invol. Term. Not	Change of
Payments Upon Termination	Retirement ($)	Death ($)	Disability ($)	Cause Term. ($)	for Cause ($)	Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)

Stock Options	263,324(4)	263,324(4)	—	—	—	263,324(4)

Performance Shares	—(5)(6)	—(5)(6)	—(5)(6)	—(2)(5)	—(5)(6)	4,131,000(7)

Restricted Stock	—(8)	846,855(9)	846,855(9)	—(8)	—(8)	2,065,500(10)

Pension Restoration Plan	N/A	N/A	N/A	N/A	N/A	N/A

Life Insurance Benefits	—	150,000(12)	—	—	—	—

F. L. Steeves

Executive Benefits and				Voluntary or For	Invol. Term. Not	Change of
Payments Upon Termination	Retirement ($)	Death ($)	Disability ($)	Cause Term. ($)	for Cause ($)	Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)

Stock Options	244,512(4)	244,512(4)	—	—	—	244,512(4)

Performance Shares	—(5)(6)	—(5)(6)	—(5)(6)	—(2)(5)	—(5)(6)	4,544,100(7)

Restricted Stock	—(8)	216,878(9)	216,878(9)	—(8)	—(8)	826,200(10)

Pension Restoration Plan	N/A	N/A	N/A	N/A	N/A	N/A

Life Insurance Benefits	—	—	—	—	—	—

(1)	The Committee has discretion as to whether to pay or not pay a bonus, subject to satisfaction of performance conditions. For illustrative purposes only, the bonuses paid for fiscal year 2011 were: Mr. Farr-$2,400,000; Mr. Galvin-$1,175,000; Mr. Monser-$900,000; Mr. Dellaquila-$800,000; Mr. Peters-$850,000; Mr. Ashmore-$725,000; and Mr. Steeves-$725,000.

(2)	The Committee has discretion as to whether to pay or not pay a bonus, subject to satisfaction of performance conditions. This column assumes the Committee would not pay a bonus or make a performance shares payout.

(3)	There would be no additional acceleration or special treatment for annual cash incentive opportunities for the fiscal year in which the Change of Control occurs.

(4)	Represents market value of $41.31 per share minus exercise price for all unvested options (but not less than zero). The number of unvested options for each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table at page 35 above.

(5)	The Committee has discretion to provide a prorated, other or no payout, subject to the achievement of performance conditions.

(6)	For illustrative purposes only, assumes Committee does not allow any payout for the performance share awards granted in 2010. See Outstanding Equity Awards at Fiscal Year-End table at page 35 above.

(7)	The amount shown includes the entire amount of 2010 awards.

(8)	The Committee has discretion to provide for continued vesting of unvested restricted stock or to reduce the vesting period to not less than three years. Assumes Committee would exercise its discretion to not allow any further vesting.

(9)	Represents a prorated amount of the value of all unvested shares of restricted stock, based on number of years elapsed and rounding up to whole years. See Outstanding Equity Awards at Fiscal Year-End table at page 35 above.

(10)	The amount shown includes the value of all unvested shares of restricted stock. See Outstanding Equity Awards at Fiscal Year-End table at page 35 above.

(11)	Amounts shown include any difference between the discounted present value of benefits in such event compared to amounts shown in the Pension Benefits table. Upon a Change of Control, the amounts shown also include the discounted present value of any unvested amounts under the Pension Restoration Plan.

(12)	Represents face amount of policies paid for by the Company which are not generally available to all employees.

IV. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its Charter, the Audit Committee has selected KPMG LLP, independent registered public accounting firm, to audit the Company’s consolidated financial statements for fiscal 2012. KPMG LLP served as the Company’s independent registered public accounting firm for fiscal 2011. The Audit Committee is asking the stockholders to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the Company’s and the stockholders’ best interests.

The Audit Committee has approved in advance all services provided by KPMG LLP. A member of KPMG LLP will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders.

Board and Audit Committee Recommendation. THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

V. STOCKHOLDER PROPOSAL ON SUSTAINABILITY REPORTING

Certain stockholders have informed the Company that they intend to present the following proposal at the meeting:

SUSTAINABILITY REPORTING

We believe tracking and reporting on environmental, social and governance (ESG) business practices makes a company more responsive to a global business environment which is characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices, and receive feedback.

Today, companies such as Bloomberg provide information on ESG performance that investors including Goldman Sachs and Morgan Stanley utilize in investment decisions. Carbon Disclosure Project (CDP), representing 551 institutional investors globally with $71 trillion in assets, has for years requested greater disclosure from companies on their climate change management programs. The 2010 company response rate to CDP for the S&P 500 and the FTSE Global Equity Index Series 500 was 70% and 82%, respectively. Emerson’s low disclosure score of 22/100 reflects its lack of greenhouse gas (GHG) emissions abatement targets and goals. Investors are increasingly concerned about a lack of active environmental leadership by their portfolio companies.

Corporate reporting on sustainability is on the rise. An increasing number of corporations worldwide produce sustainability reports. In 2009, there was a 25% increase in the number of organizations worldwide using the Global Reporting Initiative’s (GRI) Guidelines (G3) for their ESG reporting. Almost 20% of all Fortune 500 companies are now reporting according to the GRI Framework, up from 5% 4 years ago.

In contrast, Emerson does not report on its sustainability efforts or greenhouse gas management plans. Climate change is one of the most financially significant environmental issues currently facing investors. Occupational safety and health, vendor and labor standards, waste and water reduction targets and product-related environmental impacts are particularly important ESG considerations in Emerson’s sector and may have the potential to pose significant regulatory, legal, reputational and financial risks.

Emerson acknowledges that it views its supply base as a direct extension of the company. However, investors do not know whether Emerson audits suppliers or asks them to abide by a vendor code of conduct.

While Emerson delivers products that reduce energy use, information on how Emerson meets goals to manage and reduce environmental impact is currently not accessible.

Last year’s resolution received a 34% vote of shares cast for and against in favor.

RESOLVED

Shareholders request that Emerson issue a sustainability report describing the company’s ESG performance including GHG reduction targets and goals. The report should be available by September 1, 2012, prepared at reasonable cost, omitting proprietary information.

SUPPORTING STATEMENT

We recommend the report include a company-wide review of policies, practices and metrics related to environmental, social and governance performance and that Emerson commit to continuous improvement in reporting. We encourage the use of the GRI Guidelines (G3). The GRI (www.globalreporting.org) is a globally accepted reporting framework considered the gold standard of reporting which allows companies to report incrementally over time.

The Company will provide to stockholders the names and addresses of the proponents and the number of shares of Emerson stock held by them promptly upon receiving an oral or written request therefor.

Board Recommendation. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

A similar proposal was presented to our shareholders and defeated at last year’s annual meeting, receiving approximately 30% of all votes cast on the proposal. As we explained in last year’s proxy statement and as detailed below, we believe that preparing a “sustainability report” would not be a prudent use of our resources and in the best interests of our stockholders.

The Board respects and supports the stockholders’ interest in good corporate citizenship and social responsibility, and recognizes the importance, as both an ethical and a business responsibility, of addressing the environmental and social impacts of Emerson’s business. We are genuinely concerned about and engaged in the issues that would be covered in the sustainability report requested by the proponents. We believe that the Company has demonstrated a long history of dedication to good corporate citizenship — environmentally, socially, charitably and otherwise. Notably, the “Corporate Citizenship” section of our website at www.Emerson.com provides investors with detailed information about the following subjects:

•	Our business and personal standards of ethics;

•	Commitment to people, open communication and leadership as a cornerstone of our business process;

•	Efforts to create and sustain healthy and safe work environments reflecting our respect for our employees and others;

•	Environmental stewardship activities, including 1) our commitment to provide products and services that improve energy efficiencies and reduce potential harm to the environment, and 2) efforts to operate our facilities in a manner that protects the environment, meets or exceeds government requirements, and continually reduces energy consumption and waste;

•	Our engagement of the developing world in global growth, opportunity, and rising standards of living; and

•	Our contributions to the community, such as charitable contributions and support to local educational programs throughout the world.

For example, we have continued our efforts to develop LEED-certified buildings and our ongoing auditing and retrofit efforts on existing buildings. The U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED)

program for certification follows a rigorous registration process that evaluates and gives Certified, Silver, Gold and Platinum ratings to green buildings. In 2010, the Company’s energy-efficient Global Data Center earned LEED® Gold certification, as well as the 2009 Beyond Greentm High-Performance Building Award from the Sustainable Buildings Industry Council. Similarly, in 2009 the Company achieved a LEED® Gold certification for its Emerson Network Power Learning Center in Westerville, Ohio. In the coming fiscal year the Company expects to begin operations in three additional LEED-certified facilities: our headquarters for Emerson Electric do Brasil in Sorocaba, Brazil; a Latin American headquarters in Miami, Florida; and an Emerson Network Power factory in Ambernath, India.

Given our demonstrated transparency, we do not believe that preparing the report requested by this proposal would be a good use of our human and financial resources. The Board believes that the Company’s proxy statement, other public filings, news releases and our website provide a comprehensive, wide-ranging and transparent report on our environmental, social and governance business practices. Moreover, the report will provide no meaningful additional safety, health, environmental and social benefits beyond our current policies and initiatives. We believe our time, efforts and finances would be better used in the continuation of such policies and initiatives.

We also believe that the proposal’s request is so broad that the Board is unsure what information, if any, must be included or should be excluded from a report covering our responses to any environmental, social and governance issues. A review of the Global Reporting Initiative’s website (www.globalreporting.org) demonstrates that their Sustainability Reporting Guidelines (the “Guidelines”) are over 45 pages (together with appendices, over 190 pages) in length and include substantial detail, yet at the same time are, in some cases, unclear. The Guidelines require extensive and detailed scientific and technical analyses, requiring substantial funds, personnel time and, most likely, the employment of consultants with specialized expertise. Both the proponent and the Global Reporting Initiative tout the flexibility of the Guidelines, but this “flexibility” only would serve to make it even more difficult for us to determine how to construct and prepare a sustainability report that would address the proponent’s request and be beneficial to our stockholders as a whole.

The proposal does not convey the burden involved in preparing a report using the Guidelines other than to note that the sustainability report should be prepared “at a reasonable cost.” It is clear to us that adoption of the proponent’s resolution will require an extraordinary and unreasonable amount of our time, effort and money and would divert these valuable resources from where they are most needed at the present time. Further, it would provide no meaningful additional benefit to our stockholders, employees or the communities in which we operate. We believe that it is not in our best interest or the best interests of our stockholders.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST APPROVAL OF THE STOCKHOLDER PROPOSAL ON SUSTAINABILITY REPORTING.

VI. STOCKHOLDER PROPOSAL ON DECLASSIFICATION OF BOARD OF DIRECTORS

The American Federation of State, County and Municipal Employees Pension Plan, located at 1625 L. Street, N.W., Washington, D.C. 20036, has submitted documentation indicating that it is the beneficial owner of approximately 5,384 shares of our common stock and has notified us that it intends to present the following proposal at our annual meeting:

RESOLVED, that stockholders of Emerson Electric Co. (“Emerson”) urge the board of directors to take the necessary steps (excluding those steps that must be taken by stockholders) to eliminate the classification of Emerson’s board and to require that all directors stand for election annually. The declassification should be completed in a manner that does not affect the unexpired terms of directors.

SUPPORTING STATEMENT

We believe the election of directors is the most powerful way stockholders influence Emerson’s strategic direction. Currently, the board is divided into three classes and each class serves staggered three-year terms. Because of this structure, stockholders may only vote on roughly one third of the directors each year.

In our opinion, the classified structure of the board is not in stockholders’ best interest because it reduces accountability to stockholders. Annual election of directors gives stockholders the power to completely replace the board, or replace a majority of directors, if a situation arises warranting such drastic action. We don’t believe destaggering the board will destabilize Emerson or affect the continuity of director service.

Academic studies have provided evidence that classified boards harm stockholders. A 2004 Harvard study by Lucian Bebchuk and Alma Cohen found that staggered boards are associated with a lower firm value (as measured by Tobin’s Q) and found evidence that staggered boards may bring about, not merely reflect, that lower value.

A 2002 study by Professor Bebchuk and two colleagues, which included all hostile bids from 1996 through 2000, found that an “effective staggered board” — a classified board plus provisions that disable stockholders from changing control of the board in a single election despite the classification — doubles the odds that a target company will remain independent, without providing any countervailing benefit such as a higher acquisition premium.

The classification of Emerson’s board is effected in its restated articles of incorporation and bylaws, and amendment of the articles of incorporation classifying the board requires approval of 85 percent or outstanding shares. Such a threshold is more likely to be obtained if declassifying amendments are recommended by the board. Accordingly, we urge Emerson’s board to approve restated certificate of incorporation and bylaw amendments necessary to declassify the board and submit them for stockholder approval, with the board’s recommendation in favor of the amendments, at the 2013 annual meeting of stockholders.

Stockholders appear to agree with our concerns about classified boards. In 2011, board declassification resolutions filed by stockholders averaged more than 73 percent support at 38 companies (Source: Institutional Shareholder Services, U.S. Season Review: Governance Proposals). At the same time, management submitted 48 declassification proposals to stockholder vote in 2011 (Source: ISS 2011 U.S. Proxy Season Review Webcast).

We urge stockholders to vote for this proposal.

Board Recommendation. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Emerson believes that its classified board structure is an important contributing factor to the performance and administration of the board of directors. While this proposal states its opposition to classified boards of directors in general terms and relies on generalized statements for support, displaying a one-size-fits-all approach, the board believes it more relevant to focus on an Emerson-specific context. This is because the responsibilities and duties of Emerson directors are exercised to produce the best results for Emerson and its stockholders. The Emerson board seeks to oversee the management and governance of Emerson in ways best calculated to enable the Company to continue the strong performance (both by financial and qualitative measures) that has led to decades of praise for Emerson, its management process and its managers.

Emerson’s commitment to innovation and positive change in its businesses, its dedicated, hardworking and efficient management team and its renowned management process have resulted in an increase in earnings per share in the last five years at a compound annual growth rate of 7.9 percent, in a difficult economic environment. This commitment has also produced 55 consecutive years of increased dividends to stockholders at a compound annual growth rate of 10.7 percent, a rarity in American industry. Although Emerson’s returns may vary somewhat in response to general economic circumstances, its talent and foresight in managing its businesses in all economic conditions has long been appreciated and recognized by management experts, and the general analyst community. (See, for example, In Search of Excellence, 1982, by Peters and Waterman; A Passion for Excellence: The Leadership Difference, 1985, by Peters and Austin; Favoring EMR vs. GE, Merrill Lynch, September 2007).

The credit for this performance record goes deservedly to the executives who run Emerson and its businesses on a daily basis, but the Emerson board has shown its good judgment in overseeing the management, decisions and processes that have produced these results and reputation for excellence.

Accordingly, whatever the merit in other cases of the proposal’s generalized assertion — citing academic studies — that a classified board may harm stockholders and is associated with lower firm value, that simply does not apply to Emerson.

Emerson’s classified board of directors is important to the governance and administration of Emerson. Because of the high level of commitment, time and experience that Emerson demands, attracting and retaining directors of the highest quality and best fit for Emerson’s needs is increasingly difficult and remains the highest priority. When a director candidate agrees to serve, he or she agrees to serve (at a minimum) a three-year term, which pointedly illustrates to that director candidate the commitment Emerson requires and the necessity for a potential director to truly learn Emerson’s business and its management process. This high level of commitment and continuity — both among senior management and at the board level — has served Emerson extremely well. Emerson has been led by three superb Chief Executive Officers since

1954, each of whom consistently delivered superior financial performance, and many of its directors have provided outstanding service to the Company’s stockholders for many years.

Enhancing the welfare of the Emerson stockholders is always the board’s and management’s foremost goal and consideration, and Emerson is not aware of any suggestion that any of its highly qualified directors or executives has ever lost sight of that. Emerson believes, especially in light of its performance during the past half century and through the volatile economic conditions of the most recent decade, that its management process and governance systems — including its classified board — serve Emerson’s stockholders very well. While the Board is constantly looking for ways to improve what it does and how it functions, Emerson does not believe that the proposal’s general opposition to classified boards of directors has any application to Emerson.

In view of the proposal’s failure to cite any Emerson-specific deficiency or provide any explanation of how the proposal will make Emerson more profitable, efficient or a better managed company, Emerson asks stockholders to continue to support its present, successful structure.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST APPROVAL OF THE STOCKHOLDER PROPOSAL ON DECLASSIFICATION OF THE BOARD OF DIRECTORS.

VII. VOTING

Shares may be represented by proxy at the meeting by completing and returning the proxy card or voting by telephone or by Internet. If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the 2012 Annual Meeting is required to elect Directors, to approve the Company’s executive compensation, to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012, to approve the stockholder proposals and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked or voted “withhold authority” with respect to the election of any one or more nominees for election as Directors, proxies which are marked or voted “abstain” on the proposal to approve the Company’s executive compensation, on the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012, or on the stockholder proposals, and proxies which are marked or voted to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the proposal to approve the Company’s executive compensation, against the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012, against the stockholder proposals and against such other matters, respectively.

If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. Please note that previously, brokers were allowed to vote uninstructed shares in uncontested director elections or with regard to certain executive compensation matters. However, brokers now can no longer vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters. For your vote to be counted, you must submit your voting instruction form to your broker.

The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in the discretion of the persons voting such proxies, except proxies which are marked to deny discretionary authority.

VIII. STOCKHOLDERS’ PROPOSALS

Proposals of stockholders intended to be presented at the 2013 Annual Meeting scheduled to be held on February 5, 2013, must be received by the Company by August 11, 2012 for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. In order for a stockholder to nominate a candidate for Director, under the Company’s Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90 nor more than 120 days before the meeting, i.e., between October 8 and November 7, 2012 for the 2013 Annual Meeting (but if the Company gives less than 100 days’ (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including, but not limited to, such information as name, address, occupation and shares held. In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above in this paragraph for notice of nomination of a candidate for Director. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

In each case the notice must be given to the Secretary of the Company, whose address is 8000 West Florissant Avenue, St. Louis, Missouri 63136. Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Secretary. A copy of the Bylaws is available on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance, Bylaws.

IX. MISCELLANEOUS

Householding of Proxies

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

You may request to receive promptly at any time a separate copy of our annual report or proxy statement, by sending a written request to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Investor Relations, or by telephoning 314-553-2197 or by visiting our website.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Investor Relations, or by telephoning 314-553-2197. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Investor Relations, or by telephoning 314-553-2197.

Additional Filings

The Company’s Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. They may be accessed as follows: www.Emerson.com, Investor Relations, SEC filings. Information on our website does not constitute part of this proxy statement.

APPENDIX A

EMERSON DIRECTOR INDEPENDENCE STANDARDS

In order to be considered independent under the rules of the New York Stock Exchange, the Board must determine that a director does not have any direct or indirect material relationship with Emerson Electric Co. (“Emerson”). The Board has established the following guidelines to assist it in determining director independence under the NYSE rules. Any Director who meets the following standards will be deemed independent by the Board:

1. The Director was not employed by Emerson, and no immediate family member of the Director was employed by Emerson as an executive officer, within the preceding three years;

2. The Director is not a partner or employee of Emerson’s independent auditor, and no immediate family member of the Director is a partner of Emerson’s independent auditor, or is employed by such auditor and personally works on Emerson’s audit, and neither the Director nor any immediate family member has been within the preceding three years a partner of or employed by Emerson’s independent auditor and has personally worked on Emerson’s audit within that time;

3. Neither the Director nor any immediate family member of the Director was employed as an executive officer by any company at the same time any Emerson executive officer served as a member of such company’s compensation committee within the preceding three years;

4. Neither the Director, nor any member of the Director’s immediate family received in any twelve-month period during any of Emerson’s last three fiscal years direct compensation in excess of $120,000 from Emerson other than regular director compensation, pension and other deferred payments that are not in any way contingent on continued service to Emerson, and compensation received by an immediate family member for service as a non-executive officer of Emerson;

5. If the Director is an employee of, or if any immediate family member is an executive officer of, another organization that does business with Emerson, the annual sales to, or purchases from, Emerson by such company in each of the last three fiscal years were less than the greater of two percent of the annual revenues of such company or $1,000,000;

6. If the Director is an executive officer of another organization which is indebted to Emerson, or to which Emerson is indebted, the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company the Director serves as an executive officer;

7. If the Director is, or is a director, executive officer or greater than 10% owner of an entity that is, a paid advisor, paid consultant or paid provider of professional services to Emerson, any member of Emerson’s senior management or any immediate family member of a member of Emerson’s senior management, the amount of such payments is less than the greater of 2% of such entity’s annual revenues or $1,000,000 during Emerson’s current fiscal year;

8. If the Director is a partner, principal or counsel in a law firm that provides professional services to Emerson, the amount of payments for such services is less than the greater of 2% of such law firm’s annual revenues or $1,000,000 during Emerson’s current fiscal year;

9. If the Director serves as an officer, director or trustee of a charitable organization to which Emerson makes contributions: (i) Emerson’s discretionary contributions to such organization are less than the greater of two percent of such organization’s total annual charitable receipts or $1 million; (ii) Emerson’s contributions are normal matching charitable gifts and similar programs available to all employees and independent directors; or (iii) the charitable donation goes through the normal corporate charitable donation approval processes, and is not made “on behalf of” a Director;

10. The Director’s ownership of Emerson stock, direct or indirect, is less than 1% of the total outstanding Emerson stock;

11. If the Director is affiliated with, or provides services to, an entity in which Emerson has an ownership interest, such ownership interest is less than 20%; and

12. Any other relationship between the Director and Emerson not covered by the standards set forth above is an arrangement that is usually and customarily offered to customers of Emerson.

If any relationship exists between Emerson and any Director that is not addressed by the standards set forth above, the Directors meeting these standards shall determine whether such relationship impairs the independence of such Director.

A-1

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EMERSON ELECTRIC CO. 8000 WEST FLORISSANT AVENUE P.O. BOX 4100 ST. LOUIS, MO 63136-8506
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. IF YOU VOTE BY INTERNET OR PHONE, YOU DO NOT NEED TO RETURN THIS PROXY CARD.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Emerson Electric Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received prior to the start of the Annual Meeting of Stockholders for your vote to be counted.
SPECIAL VOTING DEADLINE NOTICE TO PARTICIPANTS IN EMERSON ELECTRIC CO. BENEFIT PLANS
If you own shares of Emerson Electric Co. common stock through any benefit plan of Emerson or any of its subsidiaries, the shares represented by your proxy card include those shares. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions by 11:59 P.M. Eastern Time on February 2, 2012. If the trustees do not receive your properly completed instructions by that date, the trustees will vote the shares in the same proportion as the votes that the trustees receive from other plan participants, unless otherwise required by law.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M39205-P17393                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EMERSON ELECTRIC CO.		For	Withhold	For All

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4 AND 5.		All ☐	All ☐	Except ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:

1.	ELECTION OF DIRECTORS FOR TERMS ENDING IN 2015
Nominees:

01) C. Fernandez G. 03) W. R. Johnson
02) A. F. Golden 04) J. B. Menzer

ELECTION OF DIRECTORS FOR TERMS ENDING IN 2013
Nominees:

05) A. A. Busch III
06) R. L. Ridgway

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:		For	Against	Abstain

2.	Approval, by non-binding advisory vote, of Emerson Electric Co. executive compensation.	☐	☐	☐

3.	Ratification of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

MATERIALS ELECTION
SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING:		For	Against	Abstain

4.	Approval of the stockholder proposal requesting the issuance of a sustainability report as described in the proxy statement.	☐	☐	☐

5.	Approval of the stockholder proposal regarding declassification of the Board of Directors as described in the proxy statement.	☐	☐	☐
The undersigned hereby acknowledges receipt of Notice of Annual Meeting and accompanying Proxy Statement.
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, February 7, 2012
10:00 A.M., Central Standard Time
Emerson Electric Co. Headquarters
8000 West Florissant Avenue
St. Louis, MO 63136

PLEASE PRESENT THIS NON-TRANSFERABLE TICKET AT THE REGISTRATION DESK UPON ARRIVAL
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M39206-P17393
é FOLD AND DETACH HERE é

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, revoking all prior proxies, does hereby appoint D. N. FARR, F. L. STEEVES, and T. G. WESTMAN, or any of them, with full powers of substitution, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 7, 2012, commencing at 10:00 A.M., Central Standard Time, at the Headquarters of the Company, 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company which the undersigned is entitled to vote as specified and in their discretion on such other business as may properly come before the meeting. The matters stated on the reverse side were proposed by the Company, except as indicated.
THIS PROXY WILL BE VOTED AS SPECIFIED AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4 AND 5.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be marked, dated and signed, on the other side)